FIRST AMENDED AND RESTATED CONSTRUCTION LOAN AGREEMENT

dated as of

April 16, 2012

among

RED TRAIL ENERGY, LLC,

FIRST NATIONAL BANK OF OMAHA, as Agent and a Lender,

and

THE LENDERS PARTY HERETO

FIRST AMENDED AND RESTATED CONSTRUCTION LOAN AGREEMENT

This First Amended and Restated Construction Loan Agreement is made as of April 16, 2012 by and among RED TRAIL ENERGY, LLC, a North Dakota limited liability company ("Borrower"), FIRST NATIONAL BANK OF OMAHA, a national banking association ("First National"), in its capacity as a Lender hereunder, and in its capacity as collateral agent and administrative agent for the Lenders hereunder (in such capacity, the "Agent"), and the lenders from time to time party hereto as Lenders, such initial lenders being signatories to this Agreement.

WHEREAS, Borrower, First National and the lenders party thereto are parties to a Construction Loan Agreement dated as of December 16, 2005, as amended (as so amended and as in effect prior to the date hereof, the "Current Credit Agreement"), pursuant to which First National and the lenders party thereto have made the loans and financial accommodations provided for therein available to Borrower;

WHEREAS, Borrower has requested that the Current Credit Agreement be amended and restated on the terms and conditions set forth herein;

WHEREAS, it is intended that the indebtedness of Borrower under this Agreement be a continuation of the indebtedness of Borrower under the Current Credit Agreement; and

WHEREAS, under the terms and conditions of this Agreement, Lenders have approved and are extending to Borrower a line of credit in the maximum principal amount of $5,000,000 (the “Revolving Credit Loan”), a Declining Revolving Credit Loan in the principal amount of $5,000,000 (the "Declining Revolving Credit Loan"), and a term loan in the principal amount of $20,000,000 (the "Term Loan").

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.    Definitions. For all purposes of this Agreement unless the context otherwise requires, the terms defined below shall have the respective meanings hereinafter specified.

“Adjusted EBITDA” means EBITDA less taxes, less capital expenditures and less Tax Distributions and other distributions permitted under this Agreement, in each case for the applicable reporting period, with adjustments to non-cash items as the Borrower and Agent may mutually agree to from time to time.

"Adjusted Libor Rate" means the Libor Rate determined in accordance with this Agreement plus the Applicable Margin at such time.

"Advance" means any loan or other credit extension under the Revolving Credit Loan.

"Agent" means the Agent identified in the introductory paragraph of this Agreement and any successor Agent appointed pursuant to the terms of this Agreement.

"Agreement" means this First Amended and Restated Construction Loan Agreement, as amended, renewed, restated, replaced or otherwise modified from time to time.

"Agreement Year" has the meaning set forth in Section 2.01(b) of this Agreement.

"Applicable Margin" means, at any date, (a) in the case of Revolving Credit Loan Advances, 3.5%, (b) in the case of Declining Revolving Credit Loans, 3.5%, (c) in the case of the Term Loan, 3.5%, and (d) in the case of the Non-Use Fee, 0.5%.

"Applicable Rate" means the Adjusted Libor Rate.

"Borrowing" means a borrowing by Borrower pursuant to this Agreement or the other Loan Documents, whether evidenced by or arising under Loans or other advances.

"Borrowing Base" means, at any time, an amount equal to the sum of (without duplication):

(a)	75% of the Borrower's corn inventory valued at the lower of cost or Market Price on the date reported; plus

(b)	75% of the Borrower's Eligible Finished Goods-Ethanol, Corn Oil and Distiller's Grains Inventory (both wet and dry), valued at Market Price; plus

(c)	80% of the amount of the Borrower's Ethanol and Distillers Grains Eligible Accounts aged thirty (30) days or less, excluding any such accounts reasonably deemed ineligible by the Agent; plus

(d)	90% of Eligible Margin Account Equity; minus

(e)
100% of Debt outstanding under the Revolving Credit Loan, all deferred payments, grain drafts payable, delayed price contracts, accounts payable that have a Lien superior to Lenders' Liens or other expenses due on inputs, inventory or otherwise and 100% of the exposure under letters of credit issued for the account of Borrower.

If an item of Collateral could be included in the Borrowing Base under more than one subparagraph above, such item shall only be included in the Borrowing Base under the subparagraph that produces the lowest value for such item for purposes of the Borrowing Base.

"Borrowing Base Certificate" means a certificate to be delivered pursuant to Section 4.11(c) of this Agreement and substantially in the form of Exhibit E to this Agreement.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Omaha, Nebraska and New York, New York are authorized or required to close, and, when used in conjunction with the Libor Rate, such day shall also be a London Banking Day.

"Closing Date" means the date of this Agreement, as reflected in the introductory paragraph hereof.

"Collateral" means all property (real and personal, tangible and intangible) of the Borrower with respect to which a security interest, assignment, mortgage or other Lien has been or is hereafter granted to or for the benefit of the Lenders. The term includes, but is not limited to, all property encumbered at any time pursuant to the Mortgage (subject to any limitation in any Mortgage which expressly limits the principal amount of the obligations secured thereby), all property encumbered at any time pursuant to the Security Agreements and the Control Agreements, the assignment, and consents thereto, of the Material Contracts, and the property pledged under any other Loan Documents. The term includes, but is not limited to, all "Collateral" referred to in the Current Credit Agreement and the loan documentation issued thereunder.

"Compliance Certificate" means a certificate required to be delivered pursuant to Section 4.11(f) of this Agreement and substantially in the form of Exhibit B to this Agreement.

"Control Agreements" means, collectively, the Security Agreement and Assignment of Hedging Accounts relating to the Borrower's Hedge Accounts with ADM Investor Services, Inc. and the Account Control Agreements among Borrower, Agent and ADM Investor Services, Inc. relating thereto; together with all amendments, renewals, restatements, replacements and other modifications of each of the foregoing agreements. Control Agreements includes, without limitation, all control agreements entered into in connection with the Current Credit Agreement, which will remain in full force and effect.

"Daily Credit Balance" means, on any day, the aggregate principal amount of all Revolving Credit Loans and all Declining Revolving Credit Loans outstanding at the end of such day.

"Debt" with respect to any Person means (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (g) all guarantees by such Person of Debt of others, (h) all capital lease obligations (as determined in accordance with generally accepted accounting principles) of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all liabilities in respect of unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, (k) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (l) obligations under Financial Instrument Agreements and (m) obligations and exposure under letters of credit issued for the account of such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

"Debt for Borrowed Money" means Debt of the types set forth in clauses (a), (b), (c), (l), (i) and (m) of the definition of "Debt" in this Section.

"Declining Revolving Credit Commitment" means, with respect to any Lender, the amount set opposite such Lender's name under the column entitled "Declining Revolving Credit Loan Commitments" on Exhibit A hereto.

"Declining Revolving Credit Loans" has the meaning provided in Section 2.01(a)(ii) of this Agreement.

"Declining Revolving Credit Notes" has the meaning provided in Section 2.03(b) of this Agreement.

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or the lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulting Lender" means any Lender that (a) has failed to advance to the Agent any portion of the Loans required to be funded by such Lender pursuant to this Agreement on the date required to be funded by such Lender pursuant to this Agreement and such failure is continuing on the date of determination, (b) has otherwise failed to pay over to the Agent any other amount required to be paid by such Lender under this Agreement or under any Loan Document within one (1) Business Day of the date when due, unless the subject of a good faith dispute and such failure is continuing on the date of determination, or (c) has been deemed insolvent, become the subject of a bankruptcy or insolvency proceeding or had its assets and/or control frozen or seized by the applicable banking regulators or other governmental agency.

"EBITDA" means, for any period and determined in accordance with GAAP, an amount equal to (a) Net Income for such period, plus (b) to the extent deducted in determining Net Income for such period, the sum of (1) Interest Expense, (2) federal, state or local income tax expense, (3) depreciation and amortization and (4) all other non-cash charges, in each case for such period.

"Eligible Account" means an account owing to Borrower arising in the ordinary course of Borrower's business out of the sale of ethanol and/or distiller's grains in which the Agent for the benefit of the Lenders has a perfected first priority security interest and which meets all of the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

(a)
The account is due and payable no later than thirty (30) days after the date of the applicable invoice or other writing evidencing such account, and the account has been due and payable not more than thirty (30) days after the due date stated in the applicable invoice or other writing evidencing such account;

(b)
The account is not owing by an account debtor who has failed to pay twenty-five percent (25%) or more of the aggregate outstanding amount of its accounts owing to Borrower within thirty (30) days after the due date stated in the applicable invoices or other writings evidencing such accounts;

(c)	The account is due and payable from an account debtor located in the continental United States which is not a subsidiary or affiliate (under common ownership and/or control) of Borrower;

(d)
The account arose from a bona fide, outright sale of goods by Borrower or from the performance of services by Borrower and Borrower has possession of and will deliver to the Agent, if requested, shipping and delivery receipts evidencing shipment of the goods or inventory and, if representing services, receipts and/or invoices evidencing that the services have been fully performed for the respective account debtor;

(e)
The account is not subject to any Lien created by Borrower, or claimed under or through Borrower, except the security interest of the Agent for the benefit of the Lenders, and Borrower will not make any other assignment thereof or create any further security interest therein nor permit its or their rights therein to be reached by attachment, levy, garnishment or other judicial process;

(f)
The account is the valid and legally enforceable obligation of the account debtor thereunder and is not subject to any claim for credit, netting, set-off, allowance or adjustment by the account debtor or any counterclaim, and the account debtor has not returned any of the goods from the sale of which the account arose, nor has any partial payment been made thereon;

(g)
The account arose in the ordinary course of Borrower's business, and the account debtor has not filed bankruptcy, is not insolvent or no material adverse change in the financial condition of the account debtor has occurred;

(h)
The account is not owing by an account debtor who has died or dissolved or terminated its existence, the account debtor's business has not failed, the account debtor has not disappeared, a receiver has not been appointed for any part of the property of the account debtor, the account debtor has not made an assignment for the benefit of creditors or filed, or has had filed against it, a petition under or the commencement of any proceeding under any bankruptcy code or process;

(i)	The account is not evidenced by a judgment, an instrument or chattel paper;

(j)	The account debtor is not an employee of Borrower;

(k)
The account is not owing by any account debtor whose aggregate outstanding accounts with the Borrower exceed thirty percent (30%) of the aggregate of all accounts by all account debtors owing to the Borrower, provided, however, that thirty percent (30%) of the aggregate amount outstanding on such accounts will be deemed Eligible Accounts, and provided further that such threshold shall not apply to accounts owed to Borrower by any marketer under a Sales and Marketing Contract collaterally assigned to the Agent; and

(l)	The account or any portion thereof is acceptable to the Agent or is not otherwise deemed ineligible by the Agent in its sole discretion.

An account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account. The Agent shall determine whether accounts qualify as Eligible Accounts from time to time in its sole and absolute discretion and any such determination shall be conclusive and binding for all purposes, absent manifest error.

“Eligible Finished Goods - Ethanol, Corn Oil and Distiller's Grains Inventory” means all ethanol, corn oil and distiller's grains (wet and dry) inventory of Borrower (i) that is owned by (and in the possession or under the control of) Borrower as of such date and is not consigned or covered by or subject to a seller's right to repurchase or any consensual or nonconsensual Lien (including, without limitation, purchase money Liens) in favor of any party other than the Agent, (ii) that is located at a facility owned by Borrower and listed in Schedule A of the Security Agreement defined below and is in Borrower's exclusive possession, (iii) that is in good and marketable condition, (iv) that meets all standards imposed by any governmental agency or department or division thereof having regulatory authority over such inventory, its use or sale, (v) that is either currently usable or currently saleable in the normal course of Borrower's business without any notice to, or consent of, any governmental agency or department or division thereof (excluding however, any such inventory that has been shipped to a customer of Borrower, even if on a consignment or “sale or return” basis), (vi) is not work-in-process, in transit, obsolete or slow-moving and (vii) no prepayment has been received for such inventory; provided that the Agent may at any time exclude from Eligible Finished Goods - Ethanol, Corn Oil and Distiller's Grains Inventory any type of ethanol, corn oil or distiller's grains inventory that the Agent reasonably determines to be unmarketable or ineligible in its sole discretion. The Agent shall have the right, in the exercise of reasonable discretion, to determine whether finished goods ethanol, corn oil and distiller's grains inventory is eligible for inclusion in the Borrowing Base at any particular time.

"Eligible Margin Account Equity" means the positive equity value in margin accounts maintained by Borrower with a broker for hedging and not speculative purposes and which have been collaterally assigned by Borrower to the Agent for the benefit of the Lenders, in which the Agent has a first priority security interest, as determined by the Agent in its good faith business judgment, and in which the broker has acknowledged in writing the security interest of the Agent therein and has agreed, to the Agent's satisfaction, that the Agent has "control" of such account for purposes of perfecting the Agent's security interest therein. Such equity value shall be determined by the Agent from the brokers' statements and shall be net of all losses.

"Excess Cash Flow" means Adjusted EBITDA, less scheduled payments on the Loans, in each case for the applicable reporting period.

"Event of Default" has the meaning set forth in Section 7.01 of this Agreement.

"Financial Instrument Agreements" means any agreements with respect to any transaction now existing or hereafter entered into among Borrower and a Lender or any of a Lender's subsidiaries or affiliates or their successors, or any other third party, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures; provided that such transaction is entered into by Borrower for hedging purposes and not speculation.

"Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Adjusted EBITDA to (b) Fixed Charges for such period.

"Fixed Charges" means, for any period, the sum of (a) scheduled principal on the Loans that is payable during such period, including, without limitation, (b) scheduled interest and other finance charges paid or payable with respect to the Loans, and (c) scheduled principal and interest payments on Subordinated Debt approved by the Agent that is payable during such period.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.02.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Interest Expense” means, for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of capital lease obligations capitalized or expensed during such period (whether or not actually paid during such period), plus (ii) the net amount payable (or minus the net amount receivable) under Financial Instrument Agreements related to interest rates during such period (whether or not actually paid or received during such period).

"Lender" and "Lenders" means each of the Lenders identified in the introductory paragraph of this Agreement, and any other person which may hereafter become a lender under this Agreement, and the successors and assigns of each of the foregoing.

“LIBOR Rate” means the London Interbank Offered Rate for U.S. Dollar deposits published in The Wall Street Journal as the Three (3) Month LIBOR Rate with respect to the Declining Revolving Credit Loan and Term Loan and as the One (1) Month LIBOR Rate with respect to the Revolving Credit Loan. The LIBOR Rate will be adjusted and determined without notice to the Borrower as set forth herein, as of the date of the Revolving Credit Notes, Declining Revolving Credit Notes and Term Notes, and on the first (1st) day of every third calendar month thereafter with respect to the Declining Revolving Credit Notes and Term Notes and on the first day of each calendar month thereafter with respect to the Revolving Credit Notes (each such date, an “Interest Rate Change Date”) to the Three (3) Month LIBOR Rate with respect to the Declining Revolving Credit Notes and Term Notes and to the One (1) Month LIBOR Rate with respect to the Revolving Credit Notes, which is published in The Wall Street Journal as the reported rate for the date that is two London Banking Days prior to each Interest Rate Change Date. The published LIBOR Rate will be rounded upwards to the next higher one one hundredth (1/100th) of one percent (1%). If the initial Advance under the Revolving Credit Notes or the initial funding of the Declining Revolving Credit Notes or Term Notes occurs on any day other than the first London Banking Day of a month, the initial LIBOR Rate to be in effect until the beginning of the next succeeding month shall be that Three (3) Month LIBOR Rate or One (1) Month LIBOR Rate, as applicable, in effect on the date that is two London Banking Days prior to the first day of the month in which the Revolving Credit Notes, Declining Revolving Credit Notes and Term Notes are dated. If for any reason the LIBOR Rate published by The Wall Street Journal is no longer available and/or the Agent is unable to determine the LIBOR Rate for any Interest Rate Change Date, the Agent may, in its sole discretion, select an alternate source to determine the LIBOR Rate and will provide notice to Borrower and Lenders of the source selected. The LIBOR Rate determined as set forth above shall be referred to herein as the “Index”. The Index is not necessarily the lowest rate charged by Lenders on their loans. If the Index becomes unavailable during the term of the Loans, the Agent may designate a substitute index after notifying Borrower. The Agent will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each month on the first (1st) day of each month with respect to the Revolving Credit Loan and once every three months on the first (1st) day of the applicable month with respect to the Declining Revolving Credit Loan and Term Loan. Borrower understands that Lenders may make loans based on other rates as well. The Index for the one month LIBOR Rate currently is ___% per annum and the Index for the three month LIBOR Rate currently is ___% per annum.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, assignment, security interest or other encumbrance of any kind in respect of such asset.

"Loan Documents" means this Agreement, the Notes, the Security Agreement, the Control Agreements, the Mortgage, the assignments of the Material Contracts, an Assignment of Permits, the Subordination Agreement

referenced below and any documents relating to any letters of credit issued for the account of Borrower, Financial Instrument Agreements and all other documents, instruments and agreements executed and/or delivered in connection therewith at any time, all as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time in accordance with the terms thereof and hereof.

"Loans" means, collectively, the Revolving Credit Loan and Advances thereunder, the Declining Revolving Credit Loans, the Term Loan and any letters of credit issued for the account of Borrower.

“London Banking Day” means any day other than a Saturday or Sunday, on which commercial banking institutions in London, England are generally open for business.

"Market Price" of any inventory means, at any time, the then-current market price of such inventory as reasonably determined by the Agent.

"Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, operations, results of operations, financial condition, assets, Collateral or liabilities, of Borrower taken as a whole, (ii) the ability of Borrower to perform any of its obligations under the Loan Documents, (iii) the rights and remedies of the Agent and/or Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Contracts” means (a) the Supply Contracts, Sales and Marketing Contracts, Transportation Contracts, Utility Contracts, (b) any other contract or any other agreement, written or oral, of Borrower involving monetary liability of or to any such person in an amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) per year, and (c) any other contract or agreement, written or oral, of Borrower, the failure to comply with which could reasonably be expected to have a Material Adverse Effect on the Borrower.

“Material Indebtedness” means Debt (other than the Loans) or obligations in respect of one or more Financial Instrument Agreements of Borrower in an aggregate principal amount exceeding $100,000.

"Maturity Date" means the earlier of April 16, 2017 or the date the Loans are accelerated pursuant to Section 6.02 or any other applicable provision of this Agreement, on which date the outstanding principal balance of the Term Loan together with all accrued and unpaid interest is due and payable in full.

“Maximum Availability” has the meaning provided in Section 2.01(a)(ii)(2) of this Agreement.

"Mortgage" means the First Amended and Restated Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement, dated of even date herewith given by the Borrower in favor of the Agent for the benefit of the Lenders, which creates a Lien against the Project and the other property described therein, and all amendments, restatements, renewals, replacements and other modifications of the foregoing.

"Mortgaged Property" has the meaning given to such term in the Mortgage.

“Negative Termination Value” means, with respect to any Financial Instrument Agreement of Borrower, the amount (if any) that Borrower would be required to pay if such Financial Instrument Agreement were terminated by reason of a default by or other termination event relating to Borrower, such amount to be determined on the basis of a good faith estimate made by the Agent, in consultation with Borrower. The Negative Termination Value of any such Financial Instrument Agreement at any date shall be determined (i) as of the end of the most recent fiscal quarter ended on or prior to such date if such Financial Instrument Agreement was then outstanding or (ii) as of the date such Financial Instrument Agreement is terminated. However, if an applicable agreement between Borrower and the relevant counterparty provides that, upon any such termination by such counterparty, one or more other Financial Instrument

Agreements (if any exist) between Borrower and such counterparty would also terminate and the amount (if any) payable by Borrower would be a net amount reflecting the termination of all the Financial Instrument Agreements so terminated, then the Negative Termination Value of all the Financial Instrument Agreements subject to such netting shall be, at any date, a single amount equal to such net amount (if any) payable by Borrower, determined as of the later of (i) the end of the most recently ended fiscal quarter or (ii) the date on which the most recent Financial Instrument Agreement subject to such netting was terminated.

“Net Income” means, for any period, the net income (or loss) of Borrower for such period determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets, (c) any equity interest in the un-remitted earnings of any Person that is not a subsidiary of Borrower, and (d) any income (or loss) of any Person accrued prior to the date it becomes a subsidiary of, or is merged into or consolidated with, Borrower on the date that such Person's assets are acquired by Borrower.

"Notes" means, collectively, the Revolving Credit Notes, the Declining Revolving Credit Notes and the Term Notes.

"Obligations" means, collectively, all indebtedness, liabilities and obligations whatsoever of Borrower to the Agent and/or the Lenders whether now existing or hereafter arising, regardless of the form the liability takes or its purpose, including, without limitation, overdrafts and deposit account liabilities and liabilities under any credit or purchasing cards of Borrower to the Agent and all indebtedness, liabilities and obligations under or in connection with this Agreement and/or any of the other Loan Documents, including without limitation, the principal of, and interest on, the Loans, all future advances thereunder, and all other amounts now or hereafter owing to the Lenders under this Agreement, the Notes, letters of credit or any of the other Loan Documents.

"Percentage" means, at any time, with respect to a Lender, in each case expressed as a percentage:

(a)
in the case of a Lender's obligation to make Revolving Credit Loans, a fraction (i) the numerator of which is such Lender's Revolving Credit Commitment at such time, and (ii) the denominator of which is the Total Revolving Credit Commitment at such time;

(b)
in the case of a Lender's obligation to make Declining Revolving Credit Loans, a fraction (i) the numerator of which is such Lender's Declining Revolving Credit Commitment at such time, and (ii) the denominator of which is the Total Declining Revolving Credit Commitment at such time;

(c)	in the case of the Term Loan, a fraction (i) the numerator of which is such Lender's Term Loan Commitment at such time, and (ii) the denominator of which is the Total Term Loan Commitment;

(d)
in the case of a Lender's right to receive payment of principal or interest with respect to its outstanding Loans, a fraction (i) the numerator of which is the amount of the unpaid principal balance of such Lender's Loans giving rise to such principal or interest payment, and (ii) the denominator of which the aggregate unpaid principal balance of all Loans giving rise to such principal or interest payment; and

(e)
in the case of a Lender's indemnification or similar obligations to the Agent under this Agreement or the other Loan Documents or in any other cases not addressed in clauses (a) though (c) above, a fraction (i) the numerator of which is such Lender's Revolving Credit Commitment plus Declining Revolving Credit Commitment plus the outstanding balance of the Term Note payable to such Lender at such time, and (ii) the denominator of which is the Total Revolving Credit Commitment plus the Total Declining Revolving Credit Commitment plus the aggregate outstanding principle balance of the Term Loan at such time (and the foregoing fraction shall be calculated without regard to whether such Lender or any other Lender has any commitment to make Revolving Credit Loans or Declining Revolving Credit Loans at such time).

“Permits” means all licenses, consents, approvals authorizations and permits of Governmental Authorities which Borrower is required to obtain in connection with the Project and operation of Borrower's business as contemplated following completion of the Project, including but not limited to any of the foregoing related to environmental laws (including an air emissions permit and a national pollution discharge elimination system construction permit, each of which will allow Borrower to operate its facilities at maximum capacity), zoning and land-use laws (including any requirement to obtain a special exception, if applicable), water use laws, waste disposal laws, laws requiring construction permits and occupancy certificates, and laws relating to construction and operation of above or below ground storage tanks.

"Permitted Debt" means: (a) Debt under this Agreement and the other Loan Documents; and (b) Debt incurred on or after the Closing Date in an aggregate principal amount not to exceed $100,000 outstanding at any one time.

"Permitted Liens" has the meaning given to such term in Section 4.16 of this Agreement

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental department or authority or other entity.

“Project” means the dry milling ethanol plant constructed on the Real Estate located in Stark County, North Dakota, capable of producing 50 million gallons of fuel grade ethanol per year, and related byproducts of dried, distillers grains with solubles, together with all necessary and appropriate fixtures, equipment, attachments, and accessories.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

“Real Estate” means the real property on which the Project is constructed and all other real property owned or leased by Borrower.

"Required Lenders" means nonaffiliated Lenders (other than a Defaulting Lender) having more than 51% of the outstanding aggregate principal balance of the Notes then outstanding other than to a Defaulting Lender.

"Revolving Credit Commitment" means, with respect to any Lender, the amount set opposite such Lender's name under the column entitled "Revolving Credit Loan -Commitment" on Exhibit A hereto.

"Revolving Credit Loans" has the meaning provided in Section 2.01(a)(i) of this Agreement.

"Revolving Credit Notes" has the meaning provided in Section 2.03(a) of this Agreement.

“Sales and Marketing Contracts” means all agreements and contracts in effect presently and entered into from time to time hereafter which are material to the sale or disposal of products and by-products produced by Borrower including the marketing and sale of ethanol and distillers grains (“DDGS”), including that certain Ethanol Fuel Marketing Agreement dated June 25, 2010 between Borrower and RPMG, Inc., that certain Distiller's Grain Marketing Agreement dated March 10, 2008 between Borrower and CHS Inc. (which provides for the marketing and sale of DDGS and other products) and that certain Crude Corn Oil Purchase Agreement dated March 6, 2012 between Borrower and RPMG, Inc., as such agreements and contracts are amended, restated, supplemented or otherwise modified from time to time.

"Security Agreements" means the First Amended and Restated Security Agreement to be executed by the Borrower on or about the Closing Date in favor of the Agent for the benefit of the Lenders and by which the Borrower shall grant to the Agent, as security for the Obligations, a security interest in all of Borrower's presently owned or hereafter acquired personal property, including without limitation, all of Borrower's inventory, equipment, other goods, accounts receivable, general intangibles, hedging accounts, deposit accounts and investment property, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“Supply Contracts” means all agreements and contracts related to the supply of inputs material to operation of Borrower's business in effect presently involving monetary liability of or to any such person in an amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) per year, and entered into from time to time hereafter, as the same such agreements and contracts are amended, restated, supplemental or otherwise modified from time to time.

“Tax Distributions” means cash distributions to each or any of Borrower's members or limited or general partners in an amount equal to such member's or limited or general partner's estimated combined federal, state and local tax liability, after application of all available federal, state and local tax credits allocable to such members, in respect of Borrower's income, gain and/or earnings.

"Term Loan Commitment" means, with respect to any Lender, the amount set opposite such Lender's name under the column entitled "Term Loan -Commitment" on Exhibit A hereto.

"Term Notes" has the meaning provided in Section 2.01(a)(iii) of this Agreement.

"Termination Date" with respect to the Revolving Credit means April 15, 2013, with respect to the Declining Revolving Credit means April 16, 2017, and with respect to the Term Loan means the Maturity Date, or, in each case, the earlier date of termination in whole of the commitments pursuant to Section 6.02 or any other applicable provision of this Agreement, on which date the outstanding principal balance of the Loans together with all accrued and unpaid interest is due and payable in full.

"Total Declining Revolving Credit Commitment" means, at any time, the sum of all Lenders' Declining Revolving Credit Commitments at such time.

"Total Revolving Credit Commitment" means, at any time, the sum of all Lenders' Revolving Credit Commitments at such time.

"Total Term Loan Commitment" means, at any time, the sum of all Lenders' Term Loan Commitments at such time.

“Transportation Contracts” means all agreements and contracts in effect presently and entered into from time to time hereafter related to the provision of transportation or shipping services which are material to the operation of Borrower's business involving monetary liability of or to any such person in an amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) per year, as the same such agreements and contracts are amended, restated, supplemented or otherwise modified from time to time.

“Utility Contracts” means all contracts and agreements in effect presently and entered into from time to time hereafter which are material to the provision to Borrower of necessary electricity, coal, natural gas, water, fuel oil, coal and other energy resources in connection with the operation of Borrower's plant, equipment and offices involving monetary liability of or to any such person in an amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) per year, including, but not limited to that certain Coal Sales Order dated December 16, 2011 between Borrower and Westmoreland Coal Sales Company as sales agent for Absaloka Coal LLC on behalf of Western Energy Company, as the same such agreements and contracts are amended, restated, supplemented or otherwise modified from time to time.

“Working Capital” means current assets at the time of determination (including, without limitation, the amount available to Borrower for drawing under the Declining Revolving Credit Loan at the time of determination, less the sum of (x) investments in or other amounts due from any member, manager, employee or any person or entity related to or affiliated with Borrower, other than amounts due to Borrower under a Sales and Marketing Agreement, (y) insurance prepayments (coal prepayments are permitted) and (z) current liabilities (all at the time of determination and without duplication).

Section 1.02.    General; Fiscal Year. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, as in effect in the United States. Unless the context clearly requires otherwise, all references to "dollars" or "$" are to United States dollars. "Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. This Agreement and the other Loan Documents shall be construed without regard to any presumption or rule requiring construction against the party causing any such document or any portion thereof to be drafted. The Section and other headings in this Agreement and any index in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement. Similarly, any page footers or headers or similar word processing, document or page identification numbers in this Agreement or any index or exhibit are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement, nor shall there be any requirement that any such footers or other numbers be consistent from page to page. Unless the context clearly requires otherwise, any reference to a Section of this Agreement refers to all Sections and Subsections thereunder. Any pronoun used herein shall be deemed to cover all genders. Defined terms used in this Agreement may be set forth in Section 1.01 or other Sections of this Agreement, and all such definitions defined in the singular shall have a corresponding meaning when used in the plural and vice versa. Unless the context requires otherwise, references herein to "fiscal year" or "fiscal quarter" shall mean the fiscal year or fiscal quarter, as the case may be, of the Borrower.

ARTICLE II
AMOUNT AND TERMS OF LOANS

Section 2.01.    Commitments to Lend.

(a)The Revolving Credit Facility, the Declining Revolving Credit Facility and the Term Loan.

(i)    Revolving Credit Loans. Each Lender with a Revolving Credit Commitment (severally, but not jointly) agrees, subject to the terms and conditions of this Agreement, to make revolving credit loans (collectively, the "Revolving Credit Loans") to the Borrower from time to time from the Closing Date to the Business Day immediately preceding the Termination Date applicable to the Revolving Credit Loan up to a maximum principal amount at any time outstanding equal to such Lender's Revolving Credit Commitment at such time; provided, however, that no Lender shall be obligated to make a Revolving Credit Loan if: (1) the aggregate amount of all Revolving Credit Loans then outstanding exceeds, or would exceed if the requested Revolving Credit Loan were to be made, (1) the Total Revolving Credit Commitment, (2) the Borrowing Base at such time, (3) such Lender's Revolving Credit Commitment, or (4) any Default or Event of Default exists or would result from the making of such Revolving Credit Loan. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow under the Revolving Credit Loans.

(ii)    Declining Revolving Credit Loans. Each Lender with a Declining Revolving Credit Commitment (severally, but not jointly) agrees, subject to the terms and conditions of this Agreement, to make revolving credit loans (collectively, the "Declining Revolving Credit Loans") to the Borrower from time to time from the Closing Date to the Business Day immediately preceding the Termination Date applicable to the Declining Revolving Credit Loan up to a maximum principal amount at any time outstanding equal to such Lender's Declining Revolving Credit Commitment at such time; provided, however, that no Lender shall be obligated to make a Declining Revolving Credit Loan if: (1) the aggregate amount of all Declining Revolving Credit Loans then outstanding exceeds, or would exceed if the requested Declining Revolving Credit Loan were to be made, the Maximum Availability at such time; (2) such Lender's Revolving Credit Commitment or (3) any Default or Event of Default exists or would result from the making of such Declining Revolving Credit Loan. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow under the Declining Revolving Credit Loans up to the Maximum Availability at such time.

(1)    Initially, the maximum amount available to be borrowed on the Declining Revolving Credit is $5,000,000. Commencing on June 1, 2012 and quarterly thereafter on the dates indicated in the table below until the Termination Date of the Declining Revolving Credit Loan (each a “Reduction Date”), the maximum amount available (the “Maximum Availability”) on the Declining Revolving Credit Loan shall decrease by $125,000.00. The Maximum Availability on each Reduction Date is shown in the following table:

REDUCTION DATE	MAXIMUM AVAILABILITY

June 1, 2012	$4,875,000.00
September 1, 2012	$4,750,000.00
December 1, 2012	$4,625,000.00
March 1, 2013	$4,500,000.00
June 1, 2013	$4,375,000.00
September 1, 2013	$4,250,000.00
December 1, 2013	$4,125,000.00
March 1, 2014	$4,000,000.00
June 1, 2014	$3,875,000.00
September 1, 2014	$3,750,000.00
December 1, 2014	$3,625,000.00
March 1, 2015	$3,500,000.00
June 1, 2015	$3,375,000.00
September 1, 2015	$3,250,000.00
December 1, 2015	$3,125,000.00
March 1, 2016	$3,000,000.00
June 1, 2016	$2,875,000.00
September 1, 2016	$2,750,000.00
December 1, 2016	$2,625,000.00
March 1, 2017	$2,500,000.00
April 16, 2017	$—

On each Reduction Date, the Borrower will pay and apply to the then outstanding principal balance of the Declining Revolving Credit Loan the amount necessary to reduce the outstanding principal balance of the Declining Revolving Credit Loan so that it is within the Maximum Availability applicable on each such Reduction Date. Such payments will be applied by the Agent pro rata to each Lender's Declining Revolving Credit Note based on their respective Percentage in the Declining Revolving Credit Loan.

(iii)    Term Loan. Subject to the terms of this Agreement, Lenders with a Term Loan Commitment severally agree to lend to Borrower in the aggregate Twenty Million and No/100 Dollars ($20,000,000). The Term Loan will be evidenced by those certain Term Notes (as defined in Section 2.03(c) below) of even date with this Agreement in the amount of each Lender's Term Loan Commitment.

(iv)    Financial Instrument Agreements. Lenders or their subsidiaries or affiliates may, but shall not be obligated, to enter into from time to time with the Borrower, one or more Financial Instrument Agreements. Each such Financial Instrument Agreement will be subject to separate documentation, including without limitation an ISDA Master Swap Agreement, a schedule and confirmation with respect to such Financial Instrument Agreement. The obligations of the Borrower related to any Financial Instrument Agreement will be as set forth in such separate documentation, provided such obligations will be cross defaulted to the obligations of the Borrower hereunder, and shall be additional Obligations secured by the Collateral.

(v)    Use of Proceeds. The Loans shall be used solely for purposes of: (1) re-financing the loans and financial accommodations extended under the Current Credit Agreement; (2) the Borrower's general working capital needs and other general corporate purposes; and (3) capital expenditures by the Borrower, to the extent not inconsistent with the terms of this Agreement. Notwithstanding anything herein to the contrary, the Borrower shall not, directly or indirectly, use any part of the Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors. In addition, the Revolving Credit Loan may be used to support the issuance of letters of credit for the account of Borrower.

Section 2.02.    Manner of Borrowing.

(b)The Borrower shall give the Agent notice of the Borrower's intention to borrow under the Revolving Credit Loan or Declining Revolving Credit Loan at least one Business Day before the requested funding date, in each case specifying: (1) the proposed funding date of such Loan; (2) the amount of such Loan; (3) whether the principal amount of any such Revolving Credit Loan, together with the principal amount of all Revolving Credit Loans then outstanding, is within the Borrowing Base at such time and is within the Total Revolving Credit Commitment at such time; and (4) whether the principal amount of any such Declining Revolving Credit Loan, together with the principal amount of all Declining Revolving Credit Loans then outstanding, is within the Maximum Availability at such time and is within the Total Declining Revolving Credit Commitment at such time. The Agent shall promptly forward a copy of each such notice to each Lender. Not later than 1:00 p.m. Omaha, Nebraska time on the date such Loan is to be funded, each Lender will make available to the Agent in immediately available funds, such Lender's Percentage of such Loan. After the Agent's receipt of such funds, the Agent shall make such Loan available to the Borrower. All notices given under this Section by the Borrower shall be irrevocable and shall be given not later than 12:00 p.m. Omaha, Nebraska time on the day which is not less than the number of Business Days specified above for such notice. For purposes of this Section, the Borrower agrees that the Agent may rely and act upon any request for a Loan from any individual who the Agent, absent gross negligence or willful misconduct, believes to be a representative of the Borrower. The Agent shall promptly give notice to each Lender of each request for a Revolving Credit Loan or Declining Revolving Credit Loan and, in any event, at least by 12:00 p.m., Omaha, Nebraska time, on the second Business Day before the Business Day such Loan is to be made.

(b)    Unless the Agent shall have received notice from a Lender prior to the date on which such Lender is to provide funds to the Agent for a Loan to be made by such Lender that such Lender will not make available to the Agent such funds, the Agent may assume that such Lender has made such funds available to the Agent on the date of such Loan in accordance with Section 2.02(a) of this Agreement and the Agent (in its sole discretion) may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such funds available to the Agent (a "Funding Default"), such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the customary rate reasonably set by the Agent for the correction of errors among banks. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan for purposes of this Agreement. Once a Funding Default has occurred, then the Agent shall no longer have the discretion under this Section 2.02(b) to make funds available to the Borrower on the assumption that the Lenders will make the corresponding funds available to the Agent. In no event shall the Agent be obligated to advance funds to the Borrower (and in no event shall any other Lender have any liability to the Borrower) if a Defaulting Lender fails to advance its share of such funds to the Agent in accordance with the requirements of Section 2.02(a) of this Agreement.

Section 2.03.    Notes.

(c)The Revolving Credit Loans shall be evidenced by promissory notes payable to each Lender with a Revolving Credit Loan Commitment substantially in the form of Exhibit B-1 hereto (collectively, as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the "Revolving Credit Notes").

(b)    The Declining Revolving Credit Loans shall be evidenced by promissory notes payable to each Lender with a Declining Revolving Credit Commitment substantially in the form of Exhibit B-2 hereto (collectively, as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the "Declining Revolving Credit Notes").

(c)    The Term Loan shall be evidenced by the Term Notes substantially in the form of Exhibit B-3 hereto.

Section 2.04.    Payment.

(d)Revolving Credit Loans.

(i)Accrued interest on the outstanding principal balance of each Revolving Credit Loan is due and payable on the first (1st) calendar day of each month until the Termination Date applicable to the Revolving Credit Loan when all accrued but unpaid interest on each Revolving Credit Loan is due and payable in full.

(ii)The outstanding principal balance of each Revolving Credit Loan is payable in full on the Termination Date applicable to the Revolving Credit Loan.

(e)Declining Revolving Credit Loans.

(i)Accrued interest on the outstanding principal balance of each Declining Revolving Credit Loan is due and payable on each Reduction Date, until the Termination Date applicable to the Declining Revolving Credit Loan when all accrued but unpaid interest on each Declining Revolving Credit Loan is due and payable in full.

(ii)Sums sufficient to reduce the outstanding principal balance of each Declining Revolving Credit Loan to the then applicable Maximum Availability is due and payable on each Reduction Date, and the remaining outstanding principal balance is due and payable in full on the Termination Date applicable to the Declining Revolving Credit Loan.

(c)    Term Loan. The principal balance of the Term Loan will be payable in equal quarterly installments of $500,000.00, commencing on June 1, 2012, and continuing on the first day of each calendar quarter thereafter until the Maturity Date when the outstanding principal balance, together with accrued and unpaid interest, will be due and payable in full.

(d)    General. All payments due under this Agreement and the other Loan Documents shall be made in immediately available funds to the Agent at its office described in its signature page hereto unless the Agent gives notice to the contrary. Payments so received at or before 1:00 p.m. Omaha, Nebraska time on any Business Day shall be deemed to have been received by the Agent on that Business Day. Payments received after 1:00 p.m. Omaha, Nebraska time on any Business Day shall be deemed to have been received on the next Business Day, and interest, if payable in respect of such payment, shall accrue thereon until such next Business Day. The Agent shall remit to each Lender its Percentage of all payments of principal and interest received by the Agent on the Business Day the Agent is deemed to have received such payment. With respect to any payment due on any Obligation which is 10 days or more late, in addition to any rights and remedies Lenders may have Borrower will be charged a late fee equal to 3% of the scheduled payment or $25 whichever is greater.

Section 2.05.    Interest Rates.

(f)Interest shall accrue on the outstanding principal balance at the end of the day of each Loan at the Applicable Rate in effect for such Loan on such day.

(g)Upon or after the occurrence and during the continuation of any Event of Default and after the maturity date of any Loan, the principal amount of each Loan shall bear interest at a rate per annum equal to six percent (6%) above the interest rate that would otherwise apply under Section 2.05(a) above (the "Default Rate").

(h)In all cases, interest on the outstanding principal balance of all Loans and any other Obligations with respect to which interest accrues pursuant to the terms of this Agreement is computed on a 360 day basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under the Loans and other Obligations is computed using this method.

(i)In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or any other Loan Documents exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable thereto. If such a court determines that the Lenders have charged or received interest hereunder or under the other Loan Documents in excess of the highest applicable rate, the Agent shall apply such excess to any other Obligations then due and payable, whether principal, interest, fees or otherwise, and shall refund the remainder of such excess interest, if any, to the Borrower, and such rate shall automatically be reduced to the maximum rate permitted by such law.

Section 2.06.    Prepayments.

(a)    If, at any time, the outstanding principal balance of all Revolving Credit Loans exceeds the Total Revolving Credit Commitment at such time, the Borrower shall immediately pay to the Agent an amount sufficient to reduce the aggregate unpaid principal amount of Revolving Credit Loans by an amount equal to such excess.

(b)    If, at any time, the outstanding principal balance of all Declining Revolving Credit Loans exceeds the Total Declining Revolving Credit Commitment or Maximum Availability at such time, the Borrower shall immediately pay to the Agent an amount sufficient to reduce the aggregate unpaid principal amount of Declining Revolving Credit Loans by an amount equal to such excess.

(c)    If, at any time, the aggregate outstanding principal balance of all Revolving Credit Loans exceeds the Borrowing Base at such time, the Borrower shall immediately pay to the Agent an amount sufficient to reduce the aggregate unpaid principal amount of Revolving Credit Loans by an amount equal to such excess.

(d)    Borrower will pay to the Agent for the pro rata benefit of the Lenders with a Term Loan Commitment a prepayment fee equal to one percent (1%) of the original principal balance of the Term Loan (or $20,000,000.00) if prepayment of the Term Loan is made during the first year following the Closing Date as a result of a refinance with a lending institution(s) other than Lenders.

2.07.    Excess Cash Flow. Within 120 days after the end of each of Borrower's fiscal years, Borrower shall calculate and report to the Agent the amount of Borrower's Excess Cash Flow for such ended fiscal year. Within 120 days following the end of each such fiscal year, Borrower will pay to the Agent twenty-five percent (25%) of such Excess Cash Flow calculated by Borrower for such fiscal year. Borrower's payment of Excess Cash Flow shall be applied by the Agent to the then outstanding principal installments due on the Term Loan in the inverse order of their maturity. Such Excess Cash Flow payments shall not release Borrower from making the payments of principal or interest otherwise required by this Agreement or the Term Loan. Upon payment in full of the Term Loan, Borrower shall no longer be obligated to make the payments of Excess Cash Flow required in this Section. No payment of Excess Cash Flow shall trigger or obligate Borrower to pay to the Agent any prepayment fees or premiums.

2.08.    Libor Loans. If any payment or prepayment is made or applied in respect of any Loan before the due date thereof (whether due to voluntary prepayment, acceleration of the Loan, or otherwise), the Borrower shall pay to the Lenders, as liquidated damages for the loss of the bargain and/or anticipated resulting damages and not as a penalty, the amount payable as a result thereof pursuant to Section 4.19 hereof.

2.09. Non-Use Fee. The Borrower agrees to pay to the Agent, for the benefit of the Lenders with a Commitment in the Revolving Credit Loan and/or Declining Revolving Credit Loan in accordance with their respective Percentages, on the first day of each calendar quarter for the immediately preceding calendar quarter, a fee (the "Non-Use Fee") equal to the sum of, for each day during such preceding calendar quarter, (i) the amount obtained by multiplying (a) the difference between the Total Revolving Credit Commitment and the Daily Credit Balance applicable to the Revolving Credit Loan for such day, times (b) the Applicable Margin for the Non-Use Fee, times (c) the fraction, 1/360, plus (ii) the amount obtained by multiplying (a) the difference between the Total Declining Revolving Credit Commitment and the Daily Credit Balance applicable to the Declining Revolving Credit Loan for such day, times (b) the Applicable Margin for the Non-Use Fee, times (c) the fraction, 1/360.

2.10.    Origination Fee. The Borrower shall pay to the Agent at closing, for the benefit of the Lenders on a pro rata basis in accordance with their respective Percentages, a fee equal to $50,000. Such fee shall be deemed fully earned and nonrefundable at the closing of the transactions contemplated hereby and shall be paid on the Closing Date. This fee shall compensate the Lenders for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Agreement, including, but not limited to, administrative, general overhead and lost opportunity costs, but not including any out-of-pocket or other costs, fees or expenses for which the Borrower has agreed to reimburse any of the Lenders or any other persons pursuant to any other provision of this Agreement or the other Loan Documents or any commitment letter, letter of intent or similar agreement.

2.11.    Application of Payments and Collections. The Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times received by the Agent from or on behalf of the Borrower, and the Borrower agrees that the Agent has the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times by such persons against the Obligations, in such manner as the Agent may deem advisable, notwithstanding any entry by the Agent upon any of its books and records.

2.12.    Sharing of Payments. Except as provided for in Section 2.13 below relating to allocation of Collateral proceeds, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise except as provided for in Section 2.13 below) on account of the Notes in excess of its Percentage of payments on account of the Notes obtained by all the Lenders, such Lender shall purchase from the other Lenders such participations in the Notes held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (1) the amount of such Lender's required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

2.13.    Allocation of Collateral Proceeds. Each Lender and the Borrower acknowledge and agree that the Collateral secures the Obligations on a cross-collateralization basis. However, the Borrower and each Lender agree that the proceeds from any realization on the Mortgaged Property (other than inventory and accounts receivable and the proceeds thereof) as defined in the Mortgage, equipment and fixtures will be first applied to the Lenders' costs and expenses payable by Borrower pursuant to Section 7.05 and any other costs and expenses of foreclosure or otherwise realizing on such Mortgaged Property, equipment and fixtures, next to the Borrower's obligations to Lenders with a Term Loan Commitment under the Term Loan pro rata based on such Lenders' respective Percentage with respect to the Term Loan, next to the Borrower's obligations to Lenders with a Declining Revolving Credit Commitment under the Declining Revolving Credit Loan pro rata based on such Lenders' respective Percentage with respect to the Declining Revolving Credit Loan, next to the Borrower's obligations to Lenders with a Revolving Credit Commitment under the Revolving Credit Loan pro rata based on such Lenders' respective Percentage with respect to the Revolving Credit Loan and last to any other Obligations which remain outstanding pro rata based on each Lender's respective Percentage in such Obligations. Proceeds from any realization on such Mortgaged Property, equipment and fixtures will only be applied to the Revolving Credit Loans if any proceeds remain after the full and indefeasible payment of the Term Loan and Declining Revolving Credit Loans. In addition, the Borrower and each Lender acknowledge and agree that the proceeds from any realization on Collateral consisting of inventory, accounts receivable, Margin Account Equity and the products and proceeds thereof will be applied first to the Lenders' costs and expenses payable by Borrower pursuant to Section 7.05 and any other costs and expenses of foreclosure or otherwise realizing on such inventory, accounts receivable and Margin Account Equity Collateral, next to the Borrower's obligations to Lenders with a Revolving Credit Commitment under the Revolving Credit Loan pro rata based on such Lenders' respective Percentage with respect to the Revolving Credit Loan, next to the Borrower's obligations to Lenders with a Declining Revolving Credit Commitment under the Declining Revolving Credit Loan pro rata based on such Lenders' respective Percentage with respect to the Declining Revolving Credit Loan, next to the Borrower's obligations to Lenders with a Term Loan Commitment under the Term Loan pro rata based on such Lenders' respective Percentage with respect to the Term Loan, and last to any other Obligations which remain outstanding pro rata based on each Lender's respective Percentage in such Obligations. With respect to the proceeds of any other Collateral not specified in this Section above, the proceeds of such Collateral will be applied first to the Lenders' costs and expenses payable by Borrower pursuant to Section 7.05 and any other costs and expenses of foreclosure or otherwise realizing on such Collateral and next to the Obligations in such order and priority as is required by applicable law, or in the absence of any such requirement, as determined by the Agent, pro rata based on each Lenders' respective Percentage in such Obligations.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01.    Representations and Warranties. The Borrower represents and warrants to the Agent and the Lenders that:

(j)Borrower is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its organization. Borrower is duly qualified and in good standing as a foreign limited liability company, and authorized to do business, in all states and jurisdictions wherein the character of the properties owned or held by it or the business being transacted by it makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(k)Borrower has full power to own or lease its property and carry on its business as now conducted, and Borrower has full power to make the Borrowings herein provided for, to execute and deliver this Agreement, the Notes and the other Loan Documents and to perform its obligations hereunder and thereunder. Borrower has full power to execute and deliver all other instruments referred to or mentioned herein to which it is a party and to perform its obligations thereunder. This Agreement, the Notes and other Loan Documents when executed and delivered by the Borrower will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and by general principles of equity.

(l)The Borrowings herein provided for and the execution and delivery of this Agreement, the Notes, and all other Loan Documents and the performance of the obligations hereunder and thereunder, have been duly authorized by all appropriate and required proceedings and action and will not contravene any provisions of law or any regulation, order, writ, judgment, injunction, decree, permit, or license applicable to Borrower or any of Borrower's property or conflict with or breach or constitute a default under Borrower's Articles of Organization, Operating Agreement or any members agreement or other governing or organizational agreement of Borrower or Borrower's members or under any indenture, agreement or security agreement to which Borrower is a party or by which Borrower is bound. No consent or approval of the officers, general or limited partners, members, managers, or directors of Borrower or any other Person or creditor are required as a condition to the effectiveness and validity of the Loan Documents.

(m)All of the issued and outstanding membership interests of the Borrower are validly issued, fully paid and non-assessable.

(n)The Borrower maintains its books on a fiscal year basis ending on September 30 of each year. The audited financial statements and schedules of the Borrower for and as of the fiscal year ended September 30, 2011 and the unaudited financial statements and statement of operations and members' equity and the balance sheet of the Borrower for the period ending January 31, 2012, certified by a financial officer of the Borrower, copies of which have been delivered to the Agent, fairly present the financial condition of the Borrower at such dates and the results of operations for such periods, and since January 31, 2012, there has been no Material Adverse Effect. No information, exhibit or report furnished by or on behalf of the Borrower to the Agent contains any material misstatement of fact or omits to state a material fact or any fact or information necessary to make the statements and information contained therein incomplete or not materially misleading.

(o)Except as described in the above financial statements or disclosed in Schedule 3.01(f), there are no actions, suits, arbitration proceedings or other proceedings of any nature pending or, to the knowledge of Borrower, threatened, or to the knowledge of Borrower any basis therefor, against Borrower at law or in equity, in any court or before any governmental department or agency or arbitrator or arbitration panel, which could reasonably be expected to result in any Material Adverse Effect. No proceedings of any nature for the revocation, suspension or liquidation of any Permit have been commenced or threatened against Borrower.

(p)Borrower has filed all required federal, state and local tax returns and has paid all taxes as shown on such returns and all other taxes, assessments, FICA and other withholding taxes as they have become due. Except as described in the financial statements and reports referenced above, there are no tax claims which have been asserted against Borrower, which are unpaid, and which could reasonably be expected to have a Material Adverse Effect.

(q)Borrower has good and marketable title to all of its real, personal and mixed properties, and such properties are free and clear of all Liens except Permitted Liens. In respect of leased property, the Borrower has valid and enforceable leasehold interests therein.

(r)Borrower is not in violation of any term of its Articles of Organization or Operating Agreement or any term of any agreement, instrument, judgment, decree or order applicable to it, or in violation of any term of any statute, rule or governmental regulation applicable to it, including without limitation any Permit, the violation of which could reasonably be expected to have a Material Adverse Effect.

(s)To the best of Borrower's knowledge, the business and operations of the Borrower comply in all respects with all applicable federal, state, regional, county and local laws, including without limitation statutes, rules, regulations and ordinances relating to public health, safety or the environment or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), to exposure to toxic, hazardous, or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder, except where the failure to so comply (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(t)Borrower has not given, nor is it required to give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any Governmental Authority or in connection with any court proceeding that: (i) Borrower has violated, or is about to violate, any federal, state, regional, county or local statute, law, rule, regulation, ordinance, Permit, judgment or order, including without limitation those relating to environmental, health or safety; (ii) there has been a release, or there is a threat of release, of hazardous substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons) from Borrower's property, facilities, equipment or vehicles; (iii) Borrower may, or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of hazardous substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons); or (iv) any of Borrower's property or assets are subject to a Lien in favor of any Governmental Authority for any liability, costs or damages, under any federal, state or local environmental law, rule or regulation arising from, or costs incurred by such Governmental Authority in response to, a release of a hazardous substance (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons).

(u)All statements by the Borrower contained in any certificate, statement, document or other instrument or writing delivered by or on behalf of the Borrower at any time pursuant to this Agreement or the other Loan Documents shall constitute representations and warranties made by the Borrower hereunder. No representation or warranty of the Borrower contained in this Agreement or any other Loan Document, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to the Agent or any Lender by or on behalf of the Borrower contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading. To the best of Borrower's knowledge, all information material to the transactions contemplated in this Agreement has been disclosed to the Agent and Lenders.

(v)No part of the proceeds of the Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or to reduce or retire any indebtedness incurred for any such purpose. If requested by the Agent, the Borrower will furnish to the Agent a statement in conformity with the requirements of Federal Reserve Form U 1 referred to in Regulation U to the foregoing effect.

(w)Borrower has no commodity accounts or similar commodity hedging accounts except for those described in the Control Agreements.

(o)    Each “employee benefit plan”, “employee pension benefit plan”, “defined benefit plan” or “multi-employer benefit plan” (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended) which Borrower has established, maintained or to which it is required to contribute (collectively, the “Plans”) is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (as amended, replaced or supplemented from time to time, “ERISA”), and the Internal Revenue Code and the rules and regulations thereunder as well as the Plan's terms and conditions. There have been no “prohibited transactions” and no “reportable event” (as such terms are defined in ERISA) has occurred with respect to any Plan. Borrower does not have a “multi-employer benefit plan”. Borrower has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with a Plan, other than for premiums due in the ordinary course.

(p)    Borrower is and, after consummation of the transactions contemplated by this Agreement, will be Solvent. “Solvent” shall mean that, as of a particular date, (i) Borrower is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (ii) Borrower is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which Borrower's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Borrower is engaged,

(iii) the fair value of the property of Borrower is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of Borrower and (iv) the present fair salable value of the assets of Borrower is not less than the amount that will be required to pay the probable liability of Borrower on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. The Borrower shall execute and deliver to the Agent a Solvency Certificate in form attached as Schedule 3.01(p) and incorporated herein by reference.

(q)    As of the date hereof, Borrower has no subsidiaries or affiliates other than those listed on Schedule 3.01(q) attached hereto and made a part hereof.

(r)    Borrower is not in default under or with respect to, or a party to, any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by the Loan Documents.

(s)    Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940.

(t)    Each Permit is listed on Schedule 3.01(t), including each Permit in effect presently and those Permits to be obtained after the Closing Date as necessary or appropriate for operation of Borrower's ethanol plant at maximum capacity.

(u)    As of the Closing Date, there are no Material Contracts other than the agreements and contracts disclosed to the Lenders pursuant to this Section.

(i)    Management Contracts. As of the Closing Date, there are no management contracts material to the management of Borrower's business or operation of the Project other than those listed on Schedule 3.01(u)(i).

(ii)    Supply Contracts. As of the Closing Date, there are no Supply Contracts other than those listed on Schedule 3.01(u)(ii). Borrower has made adequate provision for all storage facilities, equipment and inputs, including corn, as specified by Borrower's engineers for the maximum output and operation of the Project.

(iii)    Sales and Marketing Contracts. As of the Closing Date, there are no Sales and Marketing Contracts other than those listed on Schedule 3.01(u)(iii).

(iv)    Transportation Contracts. As of the Closing Date, there are no Transportation Contracts other than those listed on Schedule 3.01(u)(iv).

(v)    Utility Contracts. As of the Closing Date, there are no Utility Contracts other than those listed on Schedule 3.01(u)(v). Borrower has made suitable arrangements so that the Project has all necessary electrical, coal, water, storm and sewer facilities in place for the proper construction and operation of the Project at maximum efficiency.

Each Material Contract is in full force and effect and there are no defaults now existing or which would or may occur with the giving of notice or the passage of time. The parties intend and agree that the assignments and consents listed in Schedule 3.01(u) issued under and in support of the Current Credit Agreement shall remain in full force effect and shall secure and support the Loans. Any reference in such assignments to a "Loan Agreement" shall hereby be deemed amended to reference this Agreement.

(v)    As of the Closing Date, the Projections fairly present Borrower's reasonable forecast of the results of operations and changes in cash flows for the periods covered thereby, based on the assumptions set forth therein, which assumptions are reasonable based on historical experience and presently known facts. Since the date of such Projections, there have been no changes with respect to Borrower or its Subsidiaries which could reasonably be expected to result in, singly or in the aggregate, a material discrepancy between such Projections and Borrower's actual results for the periods stated.

(w)    The Project was constructed in material compliance with its plans and specifications and the applicable Permits and is being operated in accordance with the Permits and applicable law. The exterior lines of the improvements related to the Project are, and at all times will be, within the boundary lines of the Real Estate, and Borrower has examined and is familiar with all applicable covenants, conditions, restrictions and reservations and with all applicable requirements of all Governmental Authorities, including without limitation, building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting the Project.

ARTICLE IV
COVENANTS

Borrower covenants and agrees with the Agent and Lenders that so long as any Obligations remain outstanding or Lenders have any duty to extend credit hereunder, except to the extent compliance in any case is waived in writing by the Agent:

Section 4.01.    Existence. Borrower will maintain in good standing its existence and its right to transact business in each state in which the character of the properties owned or held by it or the business being transacted by it require it to be qualified as a foreign limited liability company or limited partnership, as the case may be, and will continue to engage in the same lines of business in which it is presently engaged.

Section 4.02.    Inspection and Records. The Borrower will permit the Agent and any agent of the Agent to visit and inspect any of its respective properties, corporate books, financial records, grain and inventory warehouses, and grain and ethanol, corn oil and distiller's grains inventory records, and to discuss its affairs, finances and accounts with their principal officers and independent public accountants, all at such reasonable times and as often as the Agent may reasonably request. At the request of the Agent, the Borrower shall permit, and will cooperate with the Agent in arranging for, inspections from time to time of Borrower's facilities and audits of the Collateral. The Borrower acknowledges that any reports and inspections conducted or generated by the Agent or its agents or representatives, shall be made for the sole benefit of the Lenders and not for the benefit of the Borrower or any third party, and the Agent and Lenders do not assume any liability, responsibility or obligation to the Borrower or any third party by reason of such inspections or reports. The costs and expenses of such audits and inspections made by the Agent shall be paid or reimbursed by the Borrower.

Section 4.03.    Insurance and Maintenance of Properties. The Borrower will maintain insurance of the kinds, covering the risks, and in such amounts and deductibles acceptable to the Agent, which policies (except policies of liability insurance) shall cover all operating, physical properties of the Borrower and will keep all its operating, physical properties in good repair, ordinary wear and tear and damage by fire or other casualty, however caused, excepted. All policies of casualty insurance providing coverage for Collateral shall name the Agent as additional insured and as additional loss payee. All such endorsements shall comply with the terms and conditions of the Mortgage and Security Agreement and shall provide, in any event, that no such policy shall be cancelled, materially reduced in amount or materially changed in coverage without at least thirty (30) days prior written notice to the Agent of such cancellation, reduction or change. The policies of insurance required below shall be in form and content satisfactory to the Agent and shall be placed with financially sound and reputable insurers. Acceptance of insurance policies referred to below shall not bar the Agent from requiring additional insurance, which it deems reasonably deems necessary. Specifically, the Borrower will maintain the following policies of insurance:

(a)    An All Risk property policy of insurance with coverage equal to the replacement cost of the Project,

as well as casualty/umbrella (Commercial General Liability) insurance) insuring the Project against all risks, including flood, earthquake, and mechanical and electrical breakdown including testing to the full value of the Project (subject to reasonable loss deductible provisions). Lenders' interest shall be protected by naming the Agent as additional insured on the liability policies and loss payee on the property policies;

(b)    Casualty (Commercial General Liability) & Umbrella insurance (including products and completed operations, operations of subcontractors, and contractual liability insurance) with coverage in the amount of $2,000,000.00 in the form of either a $2,000,000.00 primary policy or a $1,000,000.00 primary policy and a $1,000,000.00 Umbrella policy. Agent's interest shall be protected by naming the Agent as an additional named insured on all such policies;

(c)    State worker's compensation insurance, with statutory limits, and Employer's Liability coverage with coverage of no less than $500,000.00;

(d)    Business automobile liability insurance insuring all vehicles on the site, including hired and non-owned liability with coverage in the amount of $2,000,000.00 in the form of either a $2,000,000.00 primary policy or a $1,000,000.00 primary policy and a $1,000,000.00 Umbrella policy;

(e)    Environmental insurance shall be provided covering clean up and removal, in policy amounts and coverages reasonably acceptable to the Agent;

(f)    Directors/Officers errors and omissions coverage of no less than $2,000,000.00;

(g)    Business Interruption and Extra Expense insurance equal to 100% of the projected revenue loss during a potential interruption of production of not less than six months; and

(h)    Such other coverages as the Agent reasonably requires from time to time.

Section 4.04.    Notices. The Borrower will notify the Agent immediately if it becomes aware of (a) the occurrence of any Default, (b) any other event or circumstance that could reasonably be expected to result in a Material Adverse Effect, (c) a material adverse change in the business, operations, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or (d) any failure of Borrower to observe any of its undertakings under the Loan Documents. The Borrower shall also notify the Agent in writing of any default under any Material Contract or any other indenture, agreement, contract, lease, license, licensing agreement or other instrument to which Borrower is a party or under which Borrower is obligated, and of any acceleration of the maturity of any indebtedness of either Borrower which default or acceleration could have a Material Adverse Effect on Borrower or on the Collateral. The Borrower shall also notify the Agent of any revocation, proceeding or investigation of any nature with respect to such Borrower's Permits. The Borrower shall take all steps necessary to remedy promptly any of the foregoing defaults, investigations or proceedings, to protect against any such adverse claim, to defend any such proceeding and to resolve all such controversies.

Section 4.05.    Compliance with Laws; Payment of Debts, Taxes and Claims. The Borrower will comply in all material respects with all statutes, laws and governmental rules, regulations, Permits and orders applicable to its business, properties and assets. In addition, the Borrower shall maintain in full force and effect all Permits, licenses and licensing agreements and the Borrower shall comply in all material respects with the provisions and requirements of such Permits and licenses and/or licensing agreements. The Borrower will promptly pay and discharge prior to delinquency all debts, accounts, liabilities, taxes, assessments and other governmental charges or levies imposed upon, or due from, the Borrower, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a Lien upon any of their respective property, except that nothing herein contained shall be interpreted to require the payment of any such debt, account, liability, tax, assessment or charge so long as its validity is being contested in good faith by appropriate legal proceedings and against which, if requested by the Agent or required by GAAP, reserves satisfactory to and deposited with the Agent have been made therefor. Such reserves shall constitute additional Collateral and the Borrower hereby grants the Agent a first priority security interest in such reserves.

Section 4.06.    Fundamental Changes; Acquisitions. Borrower shall not dissolve, wind up, liquidate, merge into or consolidate with, or suffer or permit itself to be merged into or consolidated with, any other corporation, or sell, convey or transfer all or substantially all of its assets to any person, firm or corporation. Borrower shall not change its name without the prior written consent of the Agent. Borrower shall not purchase or otherwise acquire the assets or equity interests of any other Person or Persons; provided, however, that the term "acquisition," as used in the sentence, shall not include the purchase of grain, inputs or inventory in the ordinary course of Borrower's business.

Section 4.07.    Working Capital. The Borrower must maintain at all times minimum Working Capital of not less than $5,000,000.00, measured monthly.

Section 4.08.    Fixed Charge Coverage Ratio. The Borrower must maintain a Fixed Charge Coverage Ratio, measured on a rolling four quarters trailing basis at the end of each full fiscal quarter, of no less than 1.15:1.0. The Fixed Charge Coverage Ratio shall be tested by the Agent quarterly on a fiscal quarter basis.

Section 4.09.    Capital Expenditures. The Borrower shall not make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures by the Borrower exceeds $4,100,000 during Borrower's 2012 fiscal year, or $1,000,000 in any fiscal year after 2012.

Section 4.10.    Material Contracts. The Borrower will notify the Agent of the existence of any Material Contract promptly upon entering into the same. The Borrower agrees to promptly execute and deliver to the Agent such collateral assignments and take such other actions as the Agent requests to perfect Agent's security interest in Borrower's rights under such Material Contracts. In addition, the Borrower will assign to the Agent, in form acceptable to the Agent, all equipment and systems warranties relating to the Project, all operational, design and intellectual property licenses applicable to the Project, together with all Utility Contracts, grain procurement contracts, grain, corn oil and ethanol Financial Instrument Agreements, as the same are obtained by Borrower from time to time, together with all consents from the vendors and other parties under such contracts.

Section 4.11.    Financial Reports. The Borrower will maintain a system of accounting in accordance with GAAP, consistently applied, and will furnish to the Agent and to Agent's authorized representatives such information respecting the business and financial condition of the Borrower as Agent may reasonably request; and without request Borrower will furnish each of the following to Agent:

(x)Borrower's year end audited financial statements (to include, but not be limited to, balance sheet, income statement, and net worth reconciliation, each setting forth in comparative form figures for the preceding fiscal year of the Borrower), audited and accompanied by an unqualified audit report by a certified public accounting firm acceptable to the Agent as soon as available and in any event within one hundred twenty (120) days after the end of the Borrower's fiscal years;

(y)The Borrower's interim monthly financial statements (to include its unaudited balance sheet as of the end of each such period and the related unaudited statements of income and retained earnings, and statement of changes in financial position for such period and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the previous year) as soon as available, but in any event within thirty (30) days after the end of each month, signed and certified complete and as fairly presenting the financial condition and results of operations of the Borrower by the Chief Financial Officer or equivalent of the Borrower (subject to normal year-end adjustments and the absence of footnotes);

(z)A borrowing base certificate (in form satisfactory to the Agent and with all supporting documentation, and including, without limitation, finished goods-ethanol, corn oil and distiller's grain inventory detail, accounts receivable detail, corn inventory, and Margin Account Equity) at the initial Advance on the Revolving Credit Loan and monthly thereafter as soon as available but in any event no later than thirty (30) days after the last day of each month or at such other time as requested by the Agent;

(aa)The Borrower's daily commodity position reports which states Borrower's ownership position in grains, ethanol and coal and, for each, the amount thereof hedged, as soon as available but in any event no later than thirty (30) days after the last day of each month and at such other time as the Agent may request, and Borrower's hedging account brokerage statements on a daily basis as soon as available;

(e)    as soon as available and in any event within 30 days after the end of each month, a production report certified by the Chief Financial Officer or equivalent of the Borrower as to accuracy, which sets forth pertinent information in respect of the amount of ethanol, corn oil and DDGS produced, input, output and utility costs, transportation costs, utilization and other information as the Agent may reasonably specify from time to time;

(f)    Within thirty (30) days after the end of each quarter, a certificate of the Borrower signed by the chief financial officer of the Borrower substantially in the form of Exhibit D attached hereto and incorporated herein by reference, (i) demonstrating compliance with the financial covenants contained in this Agreement above by calculation thereof as of the end of each such fiscal period, and compliance with the capital expenditure limitations provided for in this Agreement above, (ii) stating that no Event of Default exists, or if any Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) certifying that all of the representations and warranties made by the Borrower in this Agreement and/or in any other Loan Document are true and correct on and as of such date as if made on and as of such date;

(g)    concurrently with the delivery of the financial statements referred to in clause (a) above, a copy of the Borrower's pro forma budget and business plan for the subsequent fiscal year of the Borrower, containing a combined and combining pro forma balance sheet of the Borrower as of the end of such subsequent fiscal year and the related pro forma combined and combining statements of income, owners' equity and cash flows (together with all footnotes thereto) of the Borrower for such subsequent fiscal year, and including the Borrower's projected capital projects and expenditures for such year;

(h)    The Borrower shall authorize all Governmental Authorities to furnish reports of examinations, records and other information relating to the condition and affairs of the Borrower and the Project, and any information from reports, returns, files and records of such Governmental Authorities regarding the Borrower upon request to the Agent;

(i)    a monthly Risk Management Policy Compliance Certificate, completed and certified correct by the general manager of the Project, certifying that Borrower is in compliance with Borrower's Risk Management Policy approved by the Agent, within thirty (30) days after the end of each month; and

(j)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower and such information about the Project as the Agent may reasonably request.

All financial statements required hereunder shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with generally accepted accounting principles (consistent with the financial statements referred to above) and applied consistently throughout the periods reflected therein. Without the prior written consent of the Agent, the Borrower will not change in any material way the accounting principles upon which the financial statements referenced above were prepared and based except for changes made as a result of changes in or to generally accepted accounting principles.

Section 4.12.    Debt. Borrower shall not create, incur or assume any Debt except for Permitted Debt.

Section 4.13.    Redemption; Distributions. Borrower shall not redeem, purchase or acquire units or shares of its outstanding membership interests without the prior written consent of the Agent; provided, however, that so long as no Event of Default has occurred and is continuing or would occur after giving effect to the payment of the redemption or purchase, Borrower has delivered to the Agent Borrower's annual audited financial statements and compliance certificates as required in this Agreement and Borrower is in compliance with all of the financial and other covenants provided for in this Agreement and will remain so after giving effect to the payment of such redemption or purchase, Borrower may redeem or purchase outstanding membership interests, or units or shares thereof, in an aggregate amount not to exceed $100,000.00 in any fiscal year. Further, Borrower may not declare or pay any dividends or distributions; or make any distribution of assets to its members, whether in cash, assets or obligations of the Borrower; or allocate or otherwise set apart any funds or assets for the payment of any dividend or distribution without the prior written consent of the Agent except as provided for in this Section as follows:

(a)    So long as no Event of Default has occurred and is continuing or would occur after giving effect to the payment of the Tax Distribution described in this subsection, the Borrower may make Tax Distributions to its members within thirty (30) days prior to each June 15, September 15 and January 15, each in an amount equal to one fourth (¼) of the estimated income tax liability to be incurred for such year by the Borrower's members or partners by reason of their membership interest in the Borrower, based upon the most recent financial information available to the Borrower.

(b)    The Borrower may make a final Tax Distribution to its members within thirty (30) days prior to each April 15, so long as (a) no Event of Default has occurred and is continuing or would occur after giving effect to the payment of such final Tax Distribution described in this Section and the distributions permitted in Section 4.14(c), (b) the Borrower has delivered to the Agent the Borrower's annual audited financial statements and compliance certificates as required in this Agreement and (c) the Borrower is in compliance with all of the financial and other covenants provided for in this Agreement and will remain so after giving effect to the payment of such final Tax Distribution described in this Section and the distributions permitted in Section 4.14(c), in an amount not to exceed the positive difference between the total tax liability of the Borrower's members incurred by reason of their membership interest in Borrower and the amounts previously distributed to such members pursuant to Section 4.13(a), provided, that if the difference between the total tax liability of the Borrower's members incurred by reason of their membership interest in the Borrower and the amounts previously distributed to such members pursuant to Section 4.13(a) is zero or a negative number, then no final Tax Distributions may be made by Borrower under this Section.

(c)    So long as (a) no Event of Default has occurred and is continuing or would occur after giving effect to the payment of the distribution described in this Section and the year ending quarter Tax Distribution described in Section 4.13(b), (b) Borrower has delivered to the Agent Borrower's annual audited financial statements and compliance certificates as required in this Agreement and (c) Borrower is in compliance with all of the financial and other covenants provided for in this Agreement and will remain so after giving effect to the payment of such distribution described in this Section and the year ending quarter Tax Distribution described Section 4.13(b), Borrower may make one distribution of net income each fiscal year, less any Tax Distributions previously made pursuant to Sections 4.13(a) and 4.13(b), based upon the Net Income of Borrower for the immediately preceding fiscal year in an amount not to exceed 40% of such preceding fiscal year's Net Income.

(d)    The foregoing Tax Distributions and Net Income distributions described in Section 4.13(c) above may only be made if (a) no Event of Default has occurred and is continuing or would occur after giving effect to the payment of the applicable Tax Distribution, (b) Borrower has delivered to the Agent Borrower's annual audited financial statements and compliance certificates as required in this Agreement, (c) Borrower is in compliance with all of the financial and other covenants provided for in this Agreement and will remain so after giving effect to the payment of the applicable Tax Distribution or Net Income Distribution and (d) such Tax Distributions and Net Income Distributions in the aggregate for any fiscal year do not exceed forty percent (40%) of Borrower's Net Income for the immediately preceding fiscal year. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any distributions, including, but not limited to Tax Distributions, be made prior to Borrower's full payment and satisfaction of all of Borrower's Obligations which have accrued to the date of payment of such distributions including Tax Distributions.

Section 4.14.    Hedge Agreements. The Borrower shall maintain hedging contracts with respect to its ethanol, coal and grain positions; provided, however, in no event shall the Borrower's unhedged grain position violate the requirements of the State of North Dakota Grain Code and/or the USDA Federal Grain Code, and any regulations and interpretations issued thereunder, as they may be amended from time to time.

Section 4.15.    Negative Pledge. The Borrower shall not incur or permit to exist any Liens against any of its property except (collectively, "Permitted Liens"):

(a)    pledges or deposits in connection with or to secure worker's compensation employment insurance, pensions or other employee benefits, or in connection with leases or other contracts, or to secure public or statutory obligations, or to secure surety or appeal bonds;

(b)    Liens for taxes, assessments or governmental charges or levies to the extent not delinquent or that are being diligently contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves in accordance with generally accepted accounting principles;

(c)    Liens arising under the Loan Documents;

(d)    purchase money Liens upon or in property acquired or held by Borrower in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien being extended, renewed or replaced, and provided, further, that the aggregate principal amount of debt at any one time outstanding secured by Liens permitted by this clause (d) shall not exceed $100,000.00;

(e)    Liens imposed by law, such as carriers', workmen's and repairmen's liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue by more than 60 days or which have been fully bonded or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with generally accepted accounting principles;

(f)    easements, rights-of-way, zoning and other similar restrictions and encumbrances, which do not (individually or in the aggregate) materially detract from the use of the property to which they attach by the Borrower;

(g)    Liens of Commodity Intermediaries as described in the Control Agreements;

(h)    the Permitted Encumbrances defined in the Mortgage; and

(i)    Liens disclosed in Exhibit C attached to this Agreement and incorporated herein by reference.

Section 4.16.    Environmental, Health and Safety Laws. Borrower will comply in all material respects with the requirements of all federal, state and local environmental and health and safety laws, rules, regulations and orders applicable to or pertaining to its properties or business operations. Without limiting the foregoing, Borrower will not, except in accordance with applicable law, dispose of any hazardous substance into, onto or from any real property owned or operated by Borrower. The Borrower shall promptly provide the Agent with copies of any notice or other instrument of the type described in Section 3.01(k) hereof, after an officer of the Borrower receives such notice or instrument.

Section 4.17.    Capital Adequacy. If the Agent shall have determined that the adoption after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change after the date hereof therein, or any change after the date hereof in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency made subsequent to the date hereof, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance by an amount deemed by such Lender to be material, then from time to time, within sixty (60) days after demand by the Agent the Borrower shall pay to the Agent for the benefit of such Lender such additional amount or amounts as will compensate such Lender for such reduction. Such Lender will promptly notify the Agent and the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle a Lender to compensation pursuant to this Section. A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 4.18.    Funding Losses. If the Borrower makes any prepayment of principal with respect to any Loan on a day other than the due date, the Borrower shall reimburse the applicable Lenders, on demand, for any resulting loss, breakage fees or expense (including without limitation, administrative costs) incurred by such Lenders including any loss incurred in obtaining, liquidating, or employing deposits from third parties, provided that such Lenders shall have delivered to the Agent and the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 4.19.    Contingent Liabilities. Borrower will not guarantee, endorse, agree to furnish funds for the payment of, or otherwise become or be contingently liable upon the indebtedness of any Person, except (a) endorsements of negotiable instruments in the ordinary course of business, and (b) commercially reasonable indemnity agreements by the Borrower in favor of its officers, members, managers, partners and directors.

Section 4.20.    Commodity Accounts. Borrower will not establish or maintain any commodity account or similar commodity hedging account unless the commodity intermediary in respect of such account has entered into a control agreement with the Borrower and the Agent which provides that the Agent, as secured party, has "control" of such commodity account and all commodity contracts carried in such commodity account for purposes of Section 9-106(b)(2) of the Uniform Commercial Code as in effect in the applicable jurisdiction and which control agreement is otherwise reasonably acceptable in form and content to the Agent.

Section 4.21.    Property Maintenance. The Borrower will keep its properties in good repair, working order, and condition and from time to time make any needful and proper repairs, renewals, replacements, extensions, additions, and improvements thereto so that the business of the Borrower will be conducted at all times in accordance with prudent business management.

Section 4.22.    Litigation; Adverse Events. The Borrower will promptly inform the Agent of the commencement of any material action, suit, proceeding, arbitration, mediation or investigation against the Borrower, or the making of any counterclaim against the Borrower and of all material Liens against any of the Borrower's property and promptly advise the Agent in writing of any other condition, event or act which comes to their attention that would or might materially prejudice the Agent's or any Lender's rights under this Agreement or the Loan Documents or otherwise result in a Material Adverse Effect.

Section 4.23.    Location of Collateral. The Borrower shall maintain all tangible Collateral, including, but not limited to grain and inventory, at the facilities described in Schedule A of the Security Agreements and the Borrower shall not move grain, inventory or other tangible Collateral from such facilities or otherwise locate grain or any other tangible Collateral at any other facility without the prior written consent of the Agent. In addition, the Borrower shall maintain its books and records relating to the Collateral at the facilities described in Schedule A of the Security Agreements. Notwithstanding the foregoing, the Borrower may move Collateral between facilities identified on

Schedule A of the Security Agreements and may sell inventory in the ordinary course of business without the consent of the Agent.

Section 4.24.    Cash Management Services. The Borrower shall maintain its primary deposit accounts with First National.

Section 4.25.    Loans to Members. Borrower will not directly or indirectly loan amounts to or guarantee the debts of any Person, including, but not limited to an affiliate, subsidiary, parent of the Borrower, or any member, officer or employee thereof or to any entity controlled by such entity, officer, shareholder, member or employee.

Section 4.26.    Permits. Borrower will not permit any federal, state or local license, Permit, registration, consent or approval of any nature which is required or desirable in connection with the Borrower's business and the operation thereof to expire, lapse, terminate, be suspended or revoked for any reason. In addition, the Borrower will timely apply for any renewals of any Permit required for the continued operation of the Project such that the operation of the Project will not be interrupted or suspended.

Section 4.27.    Transactions With Affiliates and/or Members. Borrower will not enter into, or cause, suffer or permit to exist, any arrangement or contract with any of its affiliates or subsidiaries or members, in each case unless such arrangement or contract (i) is otherwise permitted by this Agreement, (ii) is in the ordinary course of business of the Borrower or such affiliate or subsidiary or member, as the case may be, and (iii) is on terms no less favorable to the Borrower or such affiliate or subsidiary or member than if such arrangement or contract had been negotiated in good faith on an arm's-length basis with a Person that is not an affiliate or subsidiary or member of the Borrower.

Section 4.28.    Management. Borrower will not consent to the replacement of the general manager of the Project or Borrower's manager(s) without the prior written consent of the Agent. In the event the general manager of the Project notifies Borrower that such general manager is leaving Borrower, Borrower will promptly notify the Agent along with all information regarding the proposed replacement general manager when available. Any new or replacement general manager of the Project shall be subject to the prior written approval of the Agent.
Section 4.29.    Material Contracts. Except to the extent as could not reasonably be expected to result in a Material Adverse Effect, the Borrower will not terminate, amend, modify, or waive any of its rights under (a) its Articles of organization, Operating Agreement or other organizational documents, or (b) any Material Contract.

ARTICLE V
CONDITIONS PRECEDENT

The obligation of Lenders to make any Loan hereunder, shall be subject to the following conditions precedent:

Section 5.01.    Initial Advance on Loans. Before or concurrently with the initial Borrowing by the Borrower on the Loans:

(ab)The Agent shall have received duly executed copies of each Loan Document;

(ac)The Agent shall have received copies (executed or certified as may be appropriate) of all resolutions, consent actions, legal documents or proceedings taken by the Borrower in connection with the execution and delivery of this Agreement, the Notes, and the other Loan Documents to the extent the Agent may reasonably request;

(ad)The Agent shall have received copies of the Borrower's Articles of Organization and Operating Agreement, and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary or equivalent and a Certificate of Good Standing from the North Dakota Secretary of State;

(ae)The Agent shall have received copies of resolutions of the Borrower's Board of Directors or equivalent authorizing the execution and delivery of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on Borrower's behalf, all certified in each instance by its Secretary or Assistant Secretary or equivalent;

(af)The Agent shall have received evidence satisfactory to the Agent that the Liens granted by the Mortgage, Security Agreement and the Control Agreements create perfected first priority security interests;

(ag)The Agent shall have received a duly executed Borrowing Base Certificate dated as of the Business Day preceding the Closing Date;

(ah)All legal matters incident to the execution and delivery of the Loan Documents shall be satisfactory to the Agent and its counsel;

(h)    The Agent shall have received the favorable written opinion of legal counsel to the Borrower with respect to the transactions described herein, in form and substance acceptable to the Agent;

(i)    The Agent has received all fees and other amounts due and payable on or prior to the Closing Date, including the Origination Fee and amounts for reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower pursuant to this Agreement, under any other Loan Document, or any other agreement with Lenders;

(j)    The Agent has received copies of favorable UCC, tax, judgment, bankruptcy and fixture lien search reports (or other evidence of the same satisfactory to the Agent) in all necessary or appropriate jurisdictions and under all legal and trade names of Borrower and all other parties requested by the Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Liens;

(k)    Phase I Environmental Site Assessment Reports on all of the Real Estate, along with such further environmental review and audit reports as the Agent requests (which may include Phase II reports) all in form and content satisfactory to the Agent and establishing the environmental condition of the Real Estate as satisfactory to the Agent, and letters by the firms preparing such environmental reports authorizing the Agent and Lenders to rely on such reports;

(l)    Evidence satisfactory to the Agent that all necessary utilities are available to the Project, and a copy of each executed Utility Contract and the assignments thereof and consents thereto required in this Agreement and the other Loan Documents, all of the foregoing in form and substance acceptable to the Agent;

(m)    Copies of certificates of insurance demonstrating the types, levels, deductibles, endorsements and other coverage parameter issues to the satisfaction of the Agent for casualty insurance, commercial general liability, an umbrella policy, business automobile liability insurance, environmental liability insurance, worker's compensation insurance, and permanent all risk property insurance, all as required under this Agreement and the other Loan Documents, with all such insurance in full force and effect and approved by the Agent, in the exercise of its reasonable discretion, and naming the Agent as an additional insured and loss payee together with appropriate flood insurance, if the Real Estate is in a flood hazard area. In addition, Borrower shall provide to the Agent proof of insurance for business interruption/extra expense coverage for six months of operating expenses, and also directors/officers errors and omissions coverage in a minimum amount of $2,000,000.00. Such certificates of insurance must describe the types and amounts of insurance (property and liability) carried by Borrower, and in each case must name the Agent as loss payee or additional insured, as the case may be, and must include a stipulation that coverages will not be cancelled or diminished without at least 30 days' prior written notice to the Agent, together with a lender's loss payable endorsement;

(n)    The Agent has received and is satisfied with a commitment by the Title Company to issue an ALTA mortgagee title insurance policy assuring Agent that the Mortgage creates a valid and enforceable encumbrance on the Real Estate, free and clear of all defects and encumbrances except Permitted Liens and containing: (A) a comprehensive endorsement (ALTA form 9); (B) a zoning endorsement (ALTA form 3.0) specifying an ethanol production facility as a permitted use for all of the parcels included in the Real Estate; (C) coverage against mechanic and materialmen's liens to the extent the mechanics' liens are not Permitted Liens, (D) an access endorsement (ALTA form 17), (E) a contiguity endorsement (ALTA form 19), (F) a tax parcel endorsement (ALTA Form 18), (G) survey location coverage, (H) a variable rate endorsement (ALTA form 6), (I) environmental lien endorsement, (J) a doing business endorsement, (K) a usury endorsement, (L) a revolving credit endorsement, and (M) deletion of any creditor's rights and arbitration provisions and such additional coverages and endorsements as the Agent may require; [EDITOR'S NOTE: Working with title company to just get an endorsement to our current policy.]

(o)    The Agent has received and is satisfied with three copies of a ALTA/ACSM survey prepared in accordance with the current accuracy standards jointly adopted by ALTA (American Land Title Association), ACSM (American Congress on Surveying and Mapping) and NSPS (National Society of Professional Surveyors) together with optional survey requirements #2 (vicinity map showing the property surveyed in reference to nearby highway(s) or major street intersections); #6 (identify setbacks); #7 (identify exterior dimensions of all existing and proposed buildings “As-Built”, including square footage of exterior footprint of all buildings, gross floor area of all buildings); #11 (location of utilities) and such other matters as may be reasonably required by the Agent. The survey shall show the location of all easements and encroachments onto or from the Real Estate that are visible on the Real Estate, known to the surveyor preparing the survey or of record, identifying easements of record by recording data. Such surveyor shall certify there are no easements or encroachments upon the Real Estate except as shown on the survey. Such survey shall be certified to the Agent and the Title Company in a manner reasonably satisfactory to Agent and the Title Company, and dated a date reasonably satisfactory to each of the Agent and the Title Company;

(p)    The Agent has received Federal Emergency Management Agency Standard Flood Hazard Determination Certificates certifying, among other things, that none of the Real Estate is located within a flood hazard area;

(q)    An as built appraisal performed by Natwick Associates Appraisal Services which shows the as-completed value of the Real Estate and Project addressed to and otherwise acceptable to the Agent and the Lenders;

(r)    A copy of each executed Material Contract and the assignments thereof and consents thereto required in this Agreement and the other Loan Documents, all of the foregoing in form and substance acceptable to the Agent;

(s)    Copies of all Permits and other documents from the appropriate state, federal, city or county authority having jurisdiction over the Real Estate and the Project that provide to the reasonable satisfaction of the Agent that the Project complies in all material respects with all applicable Permits, ordinances, zoning, subdivision, platting, and land use requirements, without special variance or exception, and such other evidence as the Agent shall reasonably request to establish that the Project and the contemplated use and operation thereof are permitted by and comply in all material respects with all applicable use or other restrictions and requirements in prior conveyances, zoning ordinances, water shed district regulations and all other applicable laws or regulations, and governmental authorities having jurisdiction over the Project and provided further that with respect to compliance with environmental laws and regulations, evidence satisfactory to the Agent that the Project has obtained all applicable environmental permits for the construction and operation of the Project from the State of North Dakota Department of Health, Environmental Health Section ("NDOH") or the United States Environmental Protection Agency, or applicable department thereof, and, either (a) an independent emissions testing company engaged by the Agent has confirmed that the Project complies with the applicable emission requirements of the Permits, including all emission control efficiency requirements, or (b) the Project has entered into a consent decree, consent order, consent agreement, or similar administrative action with the NDOH that authorizes continued operation of the Project;

(t)    Such other matters as the Agent may reasonably require.

In the event the Agent or Required Lenders waive any of the foregoing conditions precedent to the initial advance, Borrower agrees to take all steps required to satisfy the same within thirty (30) days of the funding of the initial Advance and further agree that failure to do so within such thirty (30) day period shall constitute an Event of Default.

Section 5.02.    All Advances. As of the time of each Advance or Declining Revolving Credit Loan hereunder:

(ai)Each of the representations and warranties of the Borrower set forth in Section 3.01 hereof shall be and remain true and correct `as of said time, except to the extent that any such representation or warranty relates solely to an earlier date;

(aj)The Borrower shall be in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing;

(ak)Such Borrowing shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Agent or the Lenders (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for an Advance or Declining Revolving Credit Loan shall be deemed to be a representation and warranty by the Borrower on the date of such Advance or Declining Revolving Credit Loan as to the facts specified in paragraphs (a) through (c) of this Section 5.02.

ARTICLE VI
DEFAULTS AND REMEDIES

Section 6.01.    Events of Default. Any one or more of the following events shall constitute an event of default (each, an "Event of Default"):

(al)The Borrower shall fail to pay when due, by scheduled due date, maturity, acceleration or otherwise, any installment of principal and/or interest on any Note or any fee, expense or other sum owing under this Agreement or any other Loan Document; or

(am)(i)    If any of the representations or warranty set forth in Section 3.01 hereof shall fail to be and remain true and correct in all respects as of said time, except to the extent that any such representation or warranty relates solely to an earlier date or (ii) if any certificate, statement, representation, warranty or audit furnished by or on behalf of the Borrower in connection with this Agreement, including those contained herein, or as an inducement by the Borrower to enter into, modify, extend, or renew this Agreement shall prove to be false in any material respect, or if the Borrower shall have omitted the listing of a substantial contingent or unliquidated liability or claim against Borrower or, if on the date of execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed by the Borrower to the Agent at or prior to the time of execution; or

(an)If the Borrower shall default in the due performance or observance of any of the covenants found in Sections 4.01, 4.04, 4.06, 4.07, 4.08, 4.09, 4.11, 4.13, 4.15 or 4.17; or

(ao)If the Borrower shall default in the due performance or observance of any other covenant undertaken by them under the Loan Documents and such default shall not have been remedied within ten (10)

days after written notice thereof by the Agent to the Borrower; or

(ap)The Borrower shall (i) fail to pay any Debt, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure is to accelerate, or permit the acceleration of, the maturity of such Debt, where the affected Debt exceeds $100,000.00 in the aggregate; or

(aq)The Borrower (i) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or for a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding commenced against it and which remains undismissed for a period of thirty (30) days or more; or (v) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (vi) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more; or

(ar)Any judgment against the Borrower in excess of $100,000 or any attachment or other levy against the property of the Borrower with respect to a claim remains unpaid, stayed on appeal, undischarged, unbonded or not dismissed for a period of thirty (30) days; or

(as)This Agreement or any of the Loan Documents shall cease for any reason to be in full force and effect other than by reason of any action or inaction of the Agent or the Lenders, or the Borrower shall so assert in writing, or the security interests created by the Loan Documents shall cease to be enforceable or shall not have the priority purported to be created thereby other than by reason of any action or inaction by the Agent or the Lenders or the Borrower shall so assert in writing; or

(at)There shall occur the loss, theft, substantial damage to or destruction of any portion of the Collateral which, in the reasonable judgment of the Agent, is not adequately covered by insurance actually collected or in the process of collection, or the Borrower has not deposited with the Agent, in the manner provided for in the Loan Documents, funds which in the reasonable judgment of the Agent are sufficient to restore the Collateral to an equal or better capacity and functionality or there shall occur the exercise of the right of condemnation or eminent domain for any portion of the Collateral which by itself or with other such exercises of the right of condemnation or eminent domain has a Material Adverse Effect; or

(j)    The occurrence of any event or transaction or series of events or transactions in connection with or as a consequence of which (i) the voting equity interests in the Borrower entitling the holders thereof to cast more than 50% of the total votes that may be cast by all holders of Borrower's voting equity interests shall cease to be owned beneficially by the holder or holders of such voting stock as of the date of this Agreement, or (ii) Borrower, or all or substantially all of the assets of Borrower, shall be acquired by, or shall be combined with, any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934 as in effect on the date of this Agreement); or

(k)    Borrower transfers, sells, assigns, or conveys all or such part of its assets or property which could be reasonably expected to have a Material Adverse Effect other than in the ordinary course of Borrower's business consistent with past practices without the prior written consent of the Agent; or

(l)    Borrower replaces the general manager of the Project without the prior written consent of the Agent; or

(m)    The termination, suspension or non-renewal of any Permit which causes the Project to cease operations or otherwise which could have a Material Adverse Effect in the discretion or determination of the Agent; or

(n)    Borrower fails to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement, lease or instrument to which Borrower is a party which results in a Material Adverse Effect; or

(o)    A breach by Borrower or the occurrence of a default under any Financial Instrument Agreement or any other loan agreement, promissory note, security agreement or other agreement, contract, lease or document between Borrower and Agent or any Lender or any affiliate or subsidiary of any Lender, beyond any applicable grace or notice and cure period; or

(p)    Borrower fails to bring the Declining Revolving Credit Loans to within the Maximum Availability on each Reduction Date; or

(q)    any default (after giving effect to any applicable grace period) by Borrower under any Material Contract or any Material Contract terminates for any reason without the prior written consent of the Agent; or

(r)    any event occurs which could reasonably be expected to result in a Material Adverse Effect; or

(s)    The filing of any Liens in excess of $100,000.00 individually or in the aggregate, including mechanics', construction, materialmens' or similar liens, upon the Real Estate and/or against the Project which are not released or bonded against (in a manner satisfactory to the Agent) for a period in excess of thirty (30) days after the filing date of such Lien, unless such Lien is being contested by the Borrower in good faith by appropriate proceedings which prevent foreclosure and has established reserves which the Agent reasonably deems sufficient to satisfy such lien in the event of an adverse determination; or

(t)    On or before December 31, 2012, Borrower is still operating under its Permit to Construct air permit issued by the North Dakota Department of Health, Environment Health Section, Division of Air Quality and has not been issued a Permit to Operate air permit from the North Dakota Department of Health, Environment Health Section, Division of Air Quality.

Section 6.02.    Remedies. Upon the occurrence of a Default or an Event of Default, Lenders' commitments and obligations of Lenders to make Loans shall automatically stop until cured or waived or until the Loans are accelerated pursuant to this Section 6.02. Upon the occurrence of an Event of Default other than an Event of Default described in Section 6.01(f) the Agent may by notice to the Borrower, declare all of the Obligations (as well as any other Debt of Borrower to the Lenders) then outstanding to be and become due and payable in full, together with interest thereon, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of an Event of Default described in Section 6.01(f) all Obligations (as well as any other Debt of the Borrower to the Lenders) then outstanding shall immediately become due and payable in full, together with interest thereon, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. The Agent may resort to any and all security and to any remedy available under the Loan Documents or otherwise existing at law or in equity for the collection of all outstanding Obligations and the enforcement of the covenants and provisions of the Loan Documents against the Borrower. The Agent's resort to any remedy, shall not prevent the concurrent and subsequent employment of any joint or several remedy or claim against Borrower. The Agent may rescind any acceleration of the Obligations without in any way waiving or affecting its right to accelerate the Obligations in the future. Acceptance of partial payment or partial performance shall not in any way affect or rescind any acceleration of the Obligations made by the Agent. Any collections or payments made after the Agent commences collection efforts shall, after payment of all expenses relating thereto, be applied (i) first to interest and principal on the Loans in such manner and order as is provided for in this Agreement, and in the absence of any such provision, as determined by the Agent in its sole discretion, and (ii) next to any Debt owing to First National under any cash management or deposit account relationships with Borrower and (iii) last to any other Debt owed to Lenders or retained by Lenders as cash collateral for Obligations or draws which may arise after such date.

Section 6.03.    Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by such Lender or that subsequent holder to or for the credit or the account of Borrower whether or not matured, against and on account of the obligations and liabilities of the Borrower to Lenders or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature of description arising out of or connected with the Loan Documents, irrespective of whether or not (a) such Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 6.02 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 6.04.    Waiver, Etc. Any waiver of an Event of Default by the Required Lenders shall not extend to or affect any subsequent Default, whether it be the same Event of Default or not, or impair any right consequent thereon. No failure or delay or discontinuance on the part of the Agent or Lenders in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power thereunder or be deemed an election of remedies or a waiver of any other right, power, privilege, option or remedy. All remedies herein and by law afforded will be cumulative and will be available to the Agent until the debt of the Borrower hereunder is fully and indefeasibly paid.

ARTICLE VII
MISCELLANEOUS

Section 7.01.    Notices. All notices, requests, consents, and other communications directed to a party hereunder shall be in writing and shall be deemed to have been given to that party when hand delivered, delivered by next day courier or three Business Days after being mailed, certified mail, return receipt requested, postage prepaid, to the address listed on that party's signature page to this Agreement.

Section 7.02.    Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by the Lenders, all representations, warranties, agreements and statements made by the Borrower in or under this Agreement shall survive the making of the loans provided for hereunder. All statements by the Borrower contained in any certificate or other instrument delivered by or on behalf of the Borrower under this Agreement shall constitute representations and warranties made by the Borrower hereunder.

Section 7.03.    Binding Effect; Severability. This Agreement shall continue until the payment in full of all Obligations and the termination of all commitments on the part of Lenders to extend or maintain the extension of credit to or for the benefit of the Borrower. This Agreement shall be binding upon and inure to the benefit of the Agent and the Lenders and their successors and assigns and all other holders of the Notes or any part thereof, or of any other indebtedness provided for herein, and all rights conferred upon the Lenders may be exercised by its successors and assigns and by all such other holders. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

Section 7.04.    Transfer or Assignment; Participations. This Agreement shall extend to and be binding upon the successors and assigns of the parties hereto; provided, however, that Borrower may not assign or transfer its rights or obligations under this Agreement or any Loan Document without the prior written consent of the Agent, and any such assignment or transfer without such consent shall be void. Lenders may assign their Commitments or sell participations in the Loans with the prior written consent of the Agent but without notice to Borrower. In addition, the Agent may at any time in its discretion, but shall not be obligated to, purchase any or all of any Lender's interest in any Note at the then outstanding principal balance along with accrued and unpaid interest on the applicable Note payable to such Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, each participant and, to the extent contemplated hereby, the affiliates of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 7.05.    Legal Fees, Other Costs and Indemnification. The Borrower agrees to pay the reasonable attorneys fees and disbursements of the Agent in connection with the preparation and execution of this Agreement and the Loan Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated, and all reasonable recording, filing, title insurance or other fees, costs and taxes incident to perfecting a lien upon the Collateral. The Borrower further agrees to pay the reasonable attorney's fees and disbursements of the Agent and the Lenders in connection with the enforcement of the Loan Documents and to indemnify the Agent and the Lenders and any security trustee and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement or any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Advance or Declining Revolving Credit Loan except as may arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower upon demand by the Agent, at any time, shall reimburse each such indemnified party for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of such indemnified party.

Section 7.06.    Amendments. Any provision of the Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower (b) the Required Lenders, and (c) the Agent; provided that the Agent will not:

(a)    increase any Total Revolving Credit Commitment, Total Declining Revolving Credit Commitment of any Lender, or extend the Termination Date, Maturity "Date or any Reduction Date without the written consent of each Lender;

(b)    reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender;

(c)    postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Total Revolving Credit Commitment or Total Declining Revolving Credit Commitment, without the written consent of each Lender;

(d)    change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(e)    release any Collateral for the Loans prior to the time the Loans are indefeasibly paid in full and the Lenders' commitment to make Advances and Revolving Credit Advances has terminated without the written consent of each Lender. Any provision of the this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Agent and (c) the Lenders.

Section 7.07.    Setoffs. Each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Notes held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of all principal and interest owing with respect to the Notes held by such other Lender, the provisions of Section 2.06 above will apply. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired, pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. No right or action of any Lender under this Section with regard to enforcing sharing of setoffs shall result in any setoff being applied at less than the full amount thereof to the indebtedness of the Borrower to any one or more Lenders.

Section 7.08.    Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded hereby. The following statement is given pursuant to Nebraska law: A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU (BORROWER) AND US (LENDER) FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING, OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE. All of the terms of the other Loan Documents are incorporated in and made part of this Agreement by reference; provided, however, that to the extent of any direct conflict between this Agreement and such other Loan Documents, this Agreement shall prevail and govern.

Section 7.09.    Collateral Protection Notice. The following notice is given to Borrower: Unless the Borrower provides evidence of the insurance coverage required by the Borrower's agreement with the Agent and the Lenders, the Lenders may purchase insurance at the Borrower's expense to protect the Agent's and Lenders' interests in the Collateral. This insurance may, but need not, protect the Borrower's interests. The coverage that the Lenders purchases may not pay any claim that the Borrower makes or any claim that is made against the Borrower in connection with the Collateral. The Borrower may later cancel any insurance purchased by the Lenders, but only after providing evidence that the Borrower has obtained insurance as required by in this Agreement and the other Loan Documents. If the Lenders purchase insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including the insurance premium, interest and any other charges the Agent may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Borrower's total outstanding balance or Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

Section 7.10.    Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Nebraska.

Section 7.11.    Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the District of Nebraska and of any Nebraska state court sitting in the city of Omaha for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower, the Agent and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 7.12.    Execution in Counterparts; Faxes. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. This Agreement and any of the other Loan Documents may be validly executed and delivered by fax or other electronic means and by use of multiple counterpart signature pages.

Section 7.13.    USA Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 7.14.    Exclusion of Consequential and Special Damages. Notwithstanding anything to the contrary in this Agreement, neither the Agent nor any Lender will be liable for, nor will any measure of damages against the Agent or any Lender include, under any theory of liability (whether legal, strict or equitable), any indirect, consequential, incidental, special or punitive damages or amounts for business interruption, loss of income, revenue, profits or savings arising out of or relating to their performance or non-performance under this Agreement or any Loan Document, and Borrower hereby waives any right to pursue or recover any of the foregoing damages.

Section 7.15.    Farm Credit Law. Borrower acknowledges and agrees that, to the extent the provisions of the Agricultural Credit Act of 1987, including 12 U.S.C. §§ 2199 through 2202e, and the implementing Farm Credit Administration regulations, 12 C.F.R. § 617.7000, et seq. (collectively, the “Farm Credit Law”) apply to Borrower or to the transactions contemplated by this Agreement, Borrower hereby irrevocably waives all Borrower Rights, including all statutory or regulatory rights of a borrower to disclosure of effective interest rates, differential interest rates, review of credit decisions, distressed loan restructuring, and rights of first refusal. Borrower acknowledges and agrees that the waiver of Borrower Rights provided by this Section is knowingly and voluntarily made after Borrower has consulted with legal counsel of its choice and has been represented by counsel of its choice in connection with the negotiation of this Agreement and the waiver of such Borrower set forth in this Section. Borrower acknowledges that its waiver of Borrower Rights set forth in this Section is based on its recognition that such waiver is material to induce commercial banks and other non-Farm Credit System institutions to participate in the extensions of credit contemplated by this Agreement and to provide extensions of credit to Borrower. Nothing contained in this Section, nor the delivery to Borrower of any summary of any rights under, or any notice pursuant to, the Farm Credit Law shall be deemed to be, or be constructed to indicate the determination or agreement by any Borrower, any Agent, or any Lender that the Farm Credit Law, or any rights thereunder, are or will be applicable to any Borrower or to the transactions contemplated by this Agreement. It is the intent of the parties that the waiver of Borrower Rights contained in this Section complies with and meets all of the requirements of 12 C.F.R. § 617.7010(c).

ARTICLE VIII
THE AGENT
Section 8.01.    Appointment and Authorization of Agent. Each Lender hereby appoints First National Bank of Omaha as the Agent under the Loan Documents and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Section 8.02    Agent and its Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any affiliate of the Borrower as if it were not the Agent under the Loan Documents. The term "Lender" as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Lender.

Section 8.03    Action by Agent. The obligations of the Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Section 6.02. Upon the occurrence of an Event of Default, the Agent shall take such action with respect to the enforcement of the Liens on the Collateral under the Loan Documents and the preservation and protection thereof as it shall be directed to take by the Required Lenders, but unless and until the Required Lenders have given such direction the Agent shall take or refrain from taking such actions as it reasonably deems appropriate, provided, however, that the Agent will not take any action without the consent of the Required Lenders contrary to the provisions of Sections 6.02, 6.04 or 6.06. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it shall be first indemnified to its reasonable satisfaction by the Lenders against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Lender or the Borrower. In all cases in which this Agreement and the other Loan Documents do not require the Agent to take certain actions, the Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

Section 8.04.    Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts reasonably selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 8.05    Liability of Agent; Credit Decision. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents (a) with the consent or at the request of the Required Lenders, (b) in the absence of its own gross negligence or willful misconduct or (c) consistent with and not in breach of the Loan Documents. Without limiting the generality of the foregoing, the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing. The Agent shall disclose to Lenders any information which could be reasonably expected to have a Material Adverse Effect on the Borrower, but shall not be liable for the failure to disclose any other information relating to the Borrower or any of its subsidiaries or affiliates that is communicated to or obtained by the Agent or any of the Agent's affiliates in any capacity. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Advance or Declining Revolving Credit Advance; (b) the performance or observance of any of the covenants or agreements of the Borrower contained herein or in any other Loan Document; (c) the satisfaction of any condition specified in Article V hereof, except receipt of items required to be delivered to the Agent; or (d) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of the Liens provided for thereunder or of any other documents or writing furnished in connection with any Loan Document or of the Collateral; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower or any other person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) reasonably believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the existence or worth of any Collateral or the accuracy of any Borrowing Base Certificate, compliance certificate or other document or instrument received by it under the Loan Documents and shall be entitled to rely exclusively on Borrowing Base Certificates prepared by the Borrower in taking any action or calculation with respect to the Borrowing Base. The Agent may treat the owner of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such owner in form satisfactory to the Agent. Each Lender acknowledges that it has independently and without reliance on the Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and the value of the Collateral, and the Agent shall have no liability to any Lender with respect thereto.

Section 8.06.    Costs and Expenses. To the extent not paid or reimbursed pursuant to Section 2.14 or 7.05 of this Agreement, each Lender agrees to reimburse the Agent for all reasonable and customary out-of-pocket costs and expenses (other than attorneys' fees) suffered or incurred by Agent or any security trustee in performing its duties hereunder and under the other Loan Documents or in the exercise of any right or power imposed or conferred upon the Agent hereby or thereby (except to the extent that such costs and expenses arise out of the Agent's or such security trustee's gross negligence or willful misconduct), all such costs and expenses shall be borne by the Lenders ratably in accordance with their respective Percentages.

Section 8.07.    Indemnity. The Lenders other than First National shall ratably, in accordance with their respective Percentages, indemnify and hold the Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it or by any security trustee to any third party not a Lender or the Borrower or any affiliate thereof in connection with the transactions contemplated hereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower or out of the proceeds of the Collateral and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified or arising out of the Agent's breach of Section 8.03. The obligations of the Lenders under this Section and Section 8.06 above shall survive termination of this Agreement.

Section 8.08.    Resignation of Agent and Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Agent, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent under the Loan Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 8.08 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

[signature pages to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first hereinabove written.

RED TRAIL ENERGY, LLC

By: /s/ Ambrose Hoff
Title: Secretary

By: /s/ Gerald Bachmeier
Title: Chief Executive Officer

By: /s/ Kent Anderson
Title: Chief Financial Officer

Borrower's address for notices:

3682 Highway 8 South
P.O. Box 11
Richardton, North Dakota 58652-0011
Attention:
Telephone:
Telefax:

FIRST NATIONAL BANK OF OMAHA, as Agent and a Lender

By: /s/ Fallon Savage
Name: Fallon Savage
Title: Vice President

Address: 1620 Dodge Street
Stop 1050
Omaha, Nebraska 68197
Attention: Fallon Savage
Telephone: 402-602-3031
Telefax: 402-602-3519

AMARILLO NATIONAL BANK

By: /s/ Craig L. Sanders
Name: Craig L. Sanders
Title: Executive Vice President

Address: 410 South Taylor
Amarillo, TX 79101

Attention: Craig Sanders
Telephone: (806) 378-8244
Telefax: (806) 345-1663

BANK OF NORTH DAKOTA

By: /s/ Lori Gabriel
Name: Lori Gabriel
Title: Loan Officer

Address: 1200 Memorial Hwy
PO Box 5509
Bismarck, ND 58506-5509
Attention: Lori Gabriel
Telephone: 701-328-5670
Telefax: 701-328-5731

FARM CREDIT SERVICES OF MANDAN, ACA, and its wholly owned subsidiaries, Farm Credit Services of Mandan, PCA and Farm Credit Services of Mandan, FLCA

By: /s/ Rod Bachmeier
Name: Rod Bachmeier
Title: VP-Customer Operations

Address: 1600 Old Red Trail
Mandan, ND 58554

Attention: Aaron Vetter
Telephone: 701-663-6595 Ext 4304
Telefax: 701-667-4504

FARM CREDIT SERVICES OF MANDAN, PCA

By: /s/ Rod Bachmeier
Name: Rod Bachmeier
Title: VP-Customer Operations

Address: 1600 Old Red Trail
Mandan, ND 58554

Attention: Aaron Vetter
Telephone: 701-663-6595 Ext 4304
Telefax: 701-667-4504

FARM CREDIT SERVICES OF MANDAN, FLCA

By: /s/ Rod Bachmeier
Name: Rod Bachmeier
Title: VP-Customer Operations

Address: 1600 Old Red Trail
Mandan, ND 58554

Attention: Aaron Vetter
Telephone: 701-663-6595 Ext 4304
Telefax: 701-667-4504

FIRST NATIONAL BANK OF LIBERAL

By: /s/ Tim Sadler, SVP
Name: Tim Sadler
Title: Senior Vice President

Address: 1700 N Lincoln St.
Liberal, KS 67901

Attention:
Telephone: 620-624-1971
Telefax: 620-624-9639

Exhibit A
LENDERS AND COMMITMENTS

Lender	Revolving Credit Loan Commitments	Initial Declining Revolving Credit Loan Commitments*	Term Loan Commitments	Lenders' Total Commitment
First National Bank of Omaha	$3,822,500.00	$3,189,708.00	$12,198,780.00	$19,210,988.00
Amarillo National Bank	$453,000.00	$452,800.00	$1,811,200.00	$2,717,000.00
Bank of North Dakota	$453,000.00	$909,000.00	$3,638,000.00	$5,000,000.00
Farm Credit Services of Mandan, PCA	$271,500.00	N/A	N/A	$271,500.00
Farm Credit Services of Mandan, FLCA	N/A	$271,500	$1,086,000.00	$1,357,500.00
First National Bank of Liberal	N/A	$176,992.00	$1,266,020.00	$1,443,012.00

Totals:	$5,000,000	$5,000,000	$20,000,000	$30,000,000

The Declining Revolving Credit Commitments will reduce to each Lender's Percentage of the Maximum Availability on each Reduction Date.

Exhibit B-1

REVOLVING CREDIT NOTE

$________________                                    ______________, 2012

For value received, the undersigned, RED TRAIL ENERGY, LLC, a North Dakota limited liability company ("Borrower"), promises to pay to the order of ________________________, a national banking association (the "Lender", which term shall include any subsequent holder hereof), in lawful money of the United States of America, at such address as is required by the Agent, the principal sum of _____________________ and __/100 Dollars ($___________________) or, if different, the principal amount outstanding under Section 2.01(a)(i) of the Credit Agreement referred to below.

This Revolving Credit Note (the "Note") is issued pursuant to, and is subject to the terms and conditions of, the First Amended and Restated Construction Loan Agreement, dated on or about the date hereof, among the Borrower, the Agent, the Lender and the other Lenders party thereto (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the "Credit Agreement"). To the extent of any conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used but not defined in this Note have the meanings given to them in the Credit Agreement.

Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement.

The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Agent to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrower, all of which the Borrower waives.

Time is of the essence with respect to this Note. To the fullest extent permitted by applicable law, each Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Agent from time to time in respect of the time of payment or any other provision of this Note.

This Note shall be governed by the laws of the State of Nebraska, without regard to any choice of law rule thereof giving effect to the laws of any other jurisdiction.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

RED TRAIL ENERGY, LLC

By:
Title:

By:
Title:

By:
Title:

Exhibit B-2

DECLINING REVOLVING CREDIT NOTE

$________________                                    _____________, 2012

For value received, the undersigned, RED TRAIL ENERGY, LLC, a North Dakota limited liability company ("Borrower") promises to pay to the order of ___________________________ (the "Lender"; which term shall include any subsequent holder hereof), in lawful money of the United States of America, at such address as is required by the Agent, the principal sum of _________________ and __/100 Dollars ($________________), or, if different, the principal amount outstanding under Section 2.01(a)(ii) of the Credit Agreement referred to below.

This Declining Revolving Credit Note (the "Note") is issued pursuant to, and is subject to the terms and conditions of, the First Amended and Restated Construction Loan Agreement, dated on or about the date hereof, among the Borrower, the Agent, the Lender and the other Lenders party thereto (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the "Credit Agreement"). To the extent of any conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used but not defined in this Note have the meanings given to them in the Credit Agreement.

Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement, including, but not limited to, payments required on each Reduction Date to bring the Declining Revolving Credit Loans within the Maximum Availability on each such Reduction Date.

The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Agent to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrower, all of which the Borrower waives.

Time is of the essence with respect to this Note. To the fullest extent permitted by applicable law, Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Agent from time to time in respect of the time of payment or any other provision of this Note.

This Note shall be governed by the laws of the State of Nebraska, without regard to any choice of law rule thereof giving effect to the laws of any other jurisdiction.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

RED TRAIL ENERGY, LLC

By:
Title:

By:
Title:

By:
Title:

EXHIBIT B-3

TERM NOTE

$_____________                                    _____________, 2012

For value received, the undersigned, RED TRAIL ENERGY, LLC, a North Dakota limited liability company ("Borrower") promises to pay to the order of _______________________________ (the "Lender"; which term shall include any subsequent holder hereof), in lawful money of the United States of America, at such address as is required by the Agent, the principal sum of _____________ and __/100 Dollars ($________________), or, if different, the principal amount outstanding under Section 2.01(a)(iii) of the Credit Agreement referred to below.

This Term Note (the "Note") is issued pursuant to, and is subject to the terms and conditions of, the First Amended and Restated Construction Loan Agreement, dated on or about the date hereof, among the Borrower, the Agent, Lender and the other Lenders party thereto (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the "Credit Agreement"). To the extent of any conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used but not defined in this Note have the meanings given to them in the Credit Agreement.

Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement.

The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Agent to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrower, all of which the Borrower waives.

Time is of the essence with respect to this Note. To the fullest extent permitted by applicable law, the Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Agent from time to time in respect of the time of payment or any other provision of this Note.

This Note shall be governed by the laws of the State of Nebraska, without regard to any choice of law rule thereof giving effect to the laws of any other jurisdiction.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

RED TRAIL ENERGY, LLC

By:
Title:

By:
Title:

By:
Title:

Exhibit C

Permitted Liens

Original Filing Number	Location of Filing	Secured Party	Debtor	Collateral

10/1/622432	North Dakota Secretary of State	Caterpillar Financial Services Corporation	Red Trail Energy, LLC	One Caterpillar 930H wheel loader, Serial Number DHC02037

Exhibit D

COMPLIANCE CERTIFICATE

This Compliance Certificate, dated as of ______________ (the “Certificate”), is delivered pursuant to Section 4.11(f) of the First Amended and Restated Construction Loan Agreement, dated as of _______________, 2012 (the “Credit Agreement”), among Red Trail Energy, LLC (the "Borrower") and First National Bank of Omaha ("Agent") as Agent and a Lender and the Lenders party thereto, as the same may be amended from time to time. Capitalized terms used but not defined in this Certificate have the meanings given to them in the Credit Agreement.

The undersigned certifies as follows:

1.    The undersigned is the President, controller or treasurer of the Borrower and is authorized to execute and deliver this certificate on its behalf.

2.    Attached are the financial statements of the Borrower as of and for the period and for the fiscal year-to-date ended on __________________ (the "Current Financials").

3.    The Current Financials have been prepared in accordance with GAAP and otherwise in accordance with the terms of the Credit Agreement.

4.    Events of Default (check one):

___    The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement.

___    The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement and attached hereto is a statement of the facts with respect thereto.

5.    Financial Covenants:

(a)
Pursuant to Section 4.07 of the Credit Agreement, as of __________, the Borrower's Working Capital was $____________, which [satisfies] [does not satisfy] the requirement in such Section that, beginning on ____________, 20__, and at all times thereafter, the Borrower maintains an excess of current assets over current liabilities (plus the Maximum Availability at such time) of not less than $5,000,000.00.

(c)
Pursuant to Section 4.09 of the Credit Agreement, for the fiscal year-to-date period ending _________, the Borrower has made capital expenditures in an aggregate amount of $________, which [satisfies] [does not satisfy] the requirement in such Section that the Borrower not make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures by the Borrower exceeds $4,100,00.00 for the Borrower's 2012 fiscal year and$1,000,000.00 during each fiscal year thereafter.

(d)
Pursuant to Section 4.08 of the Credit Agreement as of the fiscal quarter ending ___________, the Fixed Charge Coverage Ratio, for the four fiscal quarters then ended, was ___ to 1, which [satisfies] [does not satisfy] the requirement in such Section that such ratio not exceed 1.15 to 1.

(e)	Pursuant to Section 4.12 of the Credit Agreement the Borrower is restricted from incurring any Debt other than the Permitted Debt. Subsection (e) of the definition of Permitted Debt permits Debt for

Borrowed Money in an aggregate principal amount outstanding not to exceed $100,000. The Borrower has Debt for Borrowed Money under Subsection (e) of the definition of Permitted Debt outstanding in the sum of $____________ which is [in compliance with] [is not in compliance with] such Subsection as of the fiscal quarter ending ___________.

(f)
Pursuant to Section 4.13 of the Credit Agreement the Borrower is restricted from redeeming or purchasing outstanding membership interests in Borrower in an aggregate amount exceeding $100,000 in any fiscal year. Borrower has made purchases/redemptions of membership interest in an aggregate amount of $________, which [satisfies] [does not satisfy] the requirement in such Section that the Borrower not make any such purchases/redemptions if, after giving effect thereto, the aggregate of all such purchases or redemptions by the Borrower exceeds $100,000.00 for the Borrower's fiscal year.

6.    Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP applied on a basis consistent with the accounting principles reflected in the annual financial statements delivered to the Agent dated as of ______________.

7.    This Certificate may be conclusively relied upon by Agent and the Lenders. This Certificate may be validly executed and delivered by fax or other electronic means, and by use of multiple counterpart signature pages.

[signature page(s) to follow]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the date first written above.

RED TRAIL ENERGY, LLC

By:
Title:

By:
Title:

By:
Title:

Exhibit E

BORROWING BASE CERTIFICATE

(for the period ending _______)

This Borrowing Base Certificate (the “Certificate”) is delivered pursuant to Section 4.11(c) of the First Amended and Restated Construction Loan Agreement, dated as of ______________, 2012 (the “Credit Agreement”), among Red Trail Energy, LLC (the "Borrower") and First National Bank of Omaha ("Agent") as Agent and a Lender and the Lenders party thereto, as the same may be amended from time to time. Capitalized terms used but not defined in this Certificate have the meanings given to them in the Credit Agreement.

The undersigned certifies that he or she is the President, treasurer, corporate controller or other officer of the Borrower and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrower, and that the Borrowing Base for the Borrower, at the end of the period indicated above, is $________________, and that the such Borrowing Base was determined as set forth in the spreadsheet attached hereto as Exhibit A to this Certificate.

This Certificate is delivered to and may be conclusively relied upon by the Agent and Lenders.

IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrower on ________________, 20___.

RED TRAIL ENERGY, LLC

By:__________________________________________
Name:
Title:

By:__________________________________________
Name:
Title:

By:__________________________________________
Name:
Title:

Schedule 3.01(f)
(Litigation)

None

Schedule 3.01(p)
(Solvency Certificate)

CERTIFICATE REGARDING SOLVENCY
The undersigned, as a duly authorized officer of Red Trail Energy, LLC (“Company”) familiar with the financial condition, business and affairs of Company hereby gives this certificate on behalf of the Company in his/her capacity as such officer, to induce Lenders to consummate certain financial accommodations with Company pursuant to the terms of the First Amended and Restated Construction Loan Agreement, dated as of the date hereof, among Company, the Agent and Lenders (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Company hereby certifies that:

1.    The undersigned is the _________________ of Company and is authorized and empowered to issue this certificate for and on behalf of Company;

2.    He is familiar with the business and financial affairs of Company, including, without limiting the generality of the foregoing, the transactions contemplated by the Loan Agreement and the other Loan Documents and all of the matters hereinafter described.

3.    He has reviewed the reports and financial statements of Company delivered to the Agent (collectively, the “Financial Reports”); and he is familiar with the process through which such financial reports and statements were generated.

4.    The Financial Reports accurately present the financial condition, results of operations, and changes in cash flows of Company for the periods covered thereby, based on the assumptions set forth therein, which assumptions are reasonable based on historical experience and presently known facts. The practices followed in preparing the Financial Reports do not materially differ from practices followed by Company in the preparation of Financial Reports previously submitted to the Agent.

5.    No material adverse change has occurred in Company's financial condition, operations or prospects since the date of such Financial Reports.

6.    On and as of the date hereof, both before and after giving effect to the consummation of the transactions contemplated by the Loan Agreement and the other Loan Documents, Company (i) is and will be Solvent (as defined below); (ii) is and will continue to be able to pay its debts as they mature; and (iii) has and will continue to have capital sufficient (and will not be left with unreasonably small capital) to conduct its business and all businesses in which it is engaged. “Solvent” means that (x) Company will have assets with a present fair saleable value greater than the amount of its total liabilities (including contingent liabilities); (y) the sum of Company's assets at book value exceeds the sum of its debts; and (z) on Company's balance sheet, the sum of its assets exceeds the sum of its liabilities. In making this statement the undersigned has considered the current and anticipated future capital requirements of Company for the current and currently anticipated future conduct of the business of Company, based upon presently known facts.

7.    The transactions contemplated by the Loan Agreement and the other Loan Documents are not being entered into with an intent on the part of Company to hinder, delay or defraud its present or future creditors. In making this statement the undersigned has considered the current and anticipated future capital requirements of Company for the current and currently anticipated future conduct of the business of Company, based upon presently known facts.

8.    The Loan Agreement and the other Loan Documents are being entered into by Company in good faith, and the obligations incurred thereunder and the security interests granted thereunder were incurred and granted in exchange for fair equivalent value.

9.    Company does not intend to incur, nor does it believe it will incur, debts beyond its ability to pay as such debts mature.

10.    All trade and other accounts payable of Company are being paid in accordance with their terms, and the consummation of the transactions contemplated under the Loan Agreement and other Loan Documents to occur on the Closing Date will not impair the ability of Company to pay its trade and other accounts payable in accordance with their terms.

11.    Company does not contemplate filing a petition in bankruptcy or for reorganization under the federal Bankruptcy Code, nor does the undersigned have any knowledge of any threatened bankruptcy or insolvency proceedings against Company.

12.    The undersigned hereby acknowledges that the Agent and Lenders have relied upon the statements contained herein, and consents to such reliance.

IN WITNESS WHEREOF, the undersigned has executed this certificate in his aforesaid capacity this ___ day of _______________, 2012.

By:    ____________________________________
Name:    ____________________________________
Title:    ____________________________________

Schedule 3.01(q)
(Affiliates)

None

Schedule 3.01(t)
(Permits)

1.    Permit to Construct air permit issued by the North Dakota Department of Health, Environment Health Section, Division of Air Quality, Title V Permit Number _______________

2.    National Pollution Discharge Elimination System ("NPDES"), including (i) a NPDES Storm Water Association with Industrial Activity, General Permit No. 1 and (ii) NPDES Discharge of Process, Non-Contact Water, Permit No. ____________

3.    Alcohol, Tobacco and Firearms Bureau Permit

4.    Risk Management Plan, EPA Facility ID: ________________, last submission __________, 20__

5.    Spill Prevention, Control and Countermeasure Plan, ________, 20___

6.    Industrial Stormwater Coverage Issued by North Dakota Department of Health, Environmental Health Section, Division of Water Quality (Permit No: ND-___________________

7.    Aboveground Storage Tank Permits, issued by North Dakota State Fire Marshal

8.    Stormwater Pollution Prevention Plan for Construction Activities and Stormwater Pollution Plan for Industrial Activities, Retained on site

Schedule 3.01(u)
(Assignments and Consents of Material Contracts)

1.    Assignment of ethanol marketing agreement with RPMG, Inc. dated August 18, 2005 and consent thereto.

2.    Assignment of coal supply agreement with Westmoreland Coal Sales Company dated April 18, 2007 and consent thereto.

3.    Assignment of water agreement with Southwest Water Authority dated April 3, 2006 and consent thereto.

4.    Assignment of natural gas agreement with Montana Dakota Utilities Co. dated June 7, 2006 and consent thereto.

5.    Assignment DDGS marketing agreement with CHS Inc. dated January 1, 2006 and consent thereto.

6.    Assignment of electric services agreement with West Plains Electric Cooperative dated August 18, 2005 and consent thereto.

7.    Assignment of Rents dated December 16, 2005 executed and delivered by Borrower to First National and recorded December 19, 2005 as Document No. 3040798 with the Stark County, North Dakota Recorder.

Schedule 3.01(u)(i)
(Management Contracts)

None

Schedule 3.01(u)(ii)
(Supply Contracts)

Coal Sales Order dated December 16, 2011 between Borrower and Westmoreland Coal Sales Company as sales agent for Absaloka Coal LLC on behalf of Western Energy Company

Schedule 3.01(u)(iii)
(Sales and Marketing Contracts)

Ethanol Fuel Marketing Agreement dated June 25, 2010 between Borrower and RPMG, Inc.

Distiller's Grain Marketing Agreement dated March 10, 2008 between Borrower and CHS Inc.

[Crude Corn Oil Purchase Agreement dated March 6, 2012 between Borrower and RPMG, Inc.]

Schedule 3.01(u)(iv)
(Transportation Contracts)

None

Schedule 3.01(u)(v)
(Utility Contracts)

Coal Sales Order dated December 16, 2011 between Borrower and Westmoreland Coal Sales Company as sales agent for Absaloka Coal LLC on behalf of Western Energy Company

Water agreement with Southwest Water Authority

Natural gas agreement with Montana-Dakota Utilities Co.

Electric service agreement with West Plains Electric Cooperative